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                                                                     EXHIBIT 2.1
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                                                                  EXECUTION COPY
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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          CI INVESTMENT HOLDINGS, INC.

                                       AND

                                  NORTEK, INC.

                                       AND

                                     WDS LLC

                             AS OF DECEMBER 19, 2003



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                                TABLE OF CONTENTS


1.       PURCHASE AND SALE OF THE SHARES.......................................4

         1.1.     THE SHARES...................................................4
         1.2.     CONSIDERATION................................................4
         1.3.     THE CLOSING..................................................4
         1.4.     PURCHASE PRICE ADJUSTMENT....................................5

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.........................7

         2.1.     ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.................7
         2.2.     CHARTER DOCUMENTS............................................7
         2.3.     CAPITALIZATION...............................................8
         2.4.     AUTHORITY RELATIVE TO THIS AGREEMENT.........................8
         2.5.     TITLE TO SHARES..............................................8
         2.6.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS...................8
         2.7.     COMPLIANCE WITH LAW; PERMITS.................................9
         2.8.     FINANCIAL STATEMENTS........................................10
         2.9.     ABSENCE OF CERTAIN CHANGES OR EVENTS........................10
         2.10.    NO UNDISCLOSED LIABILITIES..................................11
         2.11.    LITIGATION..................................................12
         2.12.    EMPLOYEE BENEFIT PLANS......................................12
         2.13.    EMPLOYER RELATIONS..........................................14
         2.14.    MATERIAL CONTRACTS..........................................15
         2.15.    SUFFICIENCY OF ASSETS.......................................16
         2.16.    TITLE TO PROPERTIES.........................................16
         2.17.    INSURANCE...................................................17
         2.18.    WARRANTY CLAIMS.............................................17
         2.19.    TRANSACTIONS WITH AFFILIATES................................17
         2.20.    TAXES.......................................................18
         2.21.    ENVIRONMENTAL MATTERS.......................................19
         2.22.    REAL ESTATE.................................................19
         2.23.    INTELLECTUAL PROPERTY.......................................20
         2.24.    BROKERS.....................................................21

3.       REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................21

         3.1.     ORGANIZATION................................................21
         3.2.     AUTHORIZATION...............................................21
         3.3.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS..................22
         3.4.     LITIGATION..................................................22
         3.5.     INVESTMENT REPRESENTATION...................................22
         3.6.     FINANCING...................................................23
         3.7.     BROKERS.....................................................23

4.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.................23

         4.1.     REPRESENTATIONS AND WARRANTIES..............................24
         4.2.     PERFORMANCE OF OBLIGATIONS..................................24


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         4.3.     SELLERS' CERTIFICATE........................................24
         4.4.     NO MATERIAL ADVERSE EFFECT..................................24
         4.5.     INJUNCTIONS.................................................24
         4.6.     GOVERNMENTAL APPROVALS......................................24
         4.7.     FUNDING.....................................................24
         4.8.     RELEASE OF TRANSFERRED COMPANIES............................24
         4.9.     NO PROCEEDINGS..............................................25
         4.10.    TRANSITION SERVICES AGREEMENT...............................25
         4.11.    OPINION.....................................................25
         4.12.    TRANSFER OF CWD.............................................25
         4.13.    GENERAL.....................................................25

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS...................25

         5.1.     REPRESENTATIONS AND WARRANTIES..............................25
         5.2.     PERFORMANCE OF OBLIGATIONS..................................26
         5.3.     BUYER'S CERTIFICATE.........................................26
         5.4.     INJUNCTIONS.................................................26
         5.5.     GOVERNMENTAL APPROVALS......................................26
         5.6.     OPINION.....................................................26
         5.7.     GENERAL.....................................................26

6.       COVENANTS OF THE PARTIES.............................................27

         6.1.     ACCESS TO PREMISES AND INFORMATION..........................27
         6.2.     CONDUCT OF BUSINESS PRIOR TO CLOSING........................27
         6.3.     REASONABLE EFFORTS..........................................28
         6.4.     CONFIDENTIALITY.............................................28
         6.5.     BUSINESS RECORDS............................................29
         6.6.     REGULATORY AUTHORIZATIONS AND CONSENTS; FILINGS UNDER
                  HSR ACT; THIRD PARTY CONSENTS...............................29
         6.7.     NO SECTION 338 ELECTION.....................................30
         6.8.     WARN........................................................30
         6.9.     FURTHER ASSURANCES..........................................30
         6.10.    NOTIFICATION; SUPPLEMENTS TO DISCLOSURE LETTER..............30
         6.11.    CONFLICTS OF INTEREST.......................................31
         6.12.    TAX MATTERS.................................................31
         6.13.    TAX INDEMNIFICATION.........................................34
         6.14.    ACTIONS WITH RESPECT TO FINANCING...........................35
         6.15.    CLAIMS UNDER SELLER INSURANCE POLICIES......................37
         6.16.    RELEASE OF PARTIES AND THEIR AFFILIATES.....................37
         6.17.    PAYMENT IN FULL OF CERTAIN TRANSFERRED COMPANY INDEBTEDNESS.38
         6.18.    NO SOLICITATION OF ACQUISITION PROPOSALS....................38
         6.19.    NON-COMPETITION; NON-SOLICITATION...........................38
         6.20.    POST-CLOSING LIMITATIONS....................................40
         6.21.    PAYMENT OF YEAR END BONUSES.................................41
         6.22.    TRANSFER OF CWD.............................................41
         6.23.    POST-CLOSING ENVIRONMENTAL SAMPLING.........................41


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7.       TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.42

         7.1.     TERMINATION.................................................42
         7.2.     EFFECT OF TERMINATION.......................................43

8.       SURVIVAL; GENERAL INDEMNIFICATION....................................43

         8.1.     SURVIVAL....................................................43
         8.2.     OBLIGATION OF THE SELLERS TO INDEMNIFY......................43
         8.3.     LIMITATIONS ON INDEMNIFICATION BY SELLERS...................45
         8.4.     OBLIGATION OF THE BUYER TO INDEMNIFY........................46
         8.5.     LIMITATIONS ON INDEMNIFICATION BY BUYER.....................46
         8.6.     PROCEDURE FOR INDEMNIFICATION...............................47
         8.7.     SOLE AND EXCLUSIVE REMEDY...................................49
         8.8.     TREATMENT OF INDEMNIFICATION PAYMENTS.......................50

9.       DEFINITIONS..........................................................50


10.      MISCELLANEOUS........................................................58

         10.1.    NOTICES.....................................................58
         10.2.    EXPENSES OF TRANSACTION.....................................59
         10.3.    ENTIRE AGREEMENT............................................59
         10.4.    SEVERABILITY................................................59
         10.5.    AMENDMENT; WAIVER...........................................59
         10.6.    PARTIES IN INTEREST.........................................59
         10.7.    ASSIGNMENT..................................................60
         10.8.    GOVERNING LAW...............................................60
         10.9.    CONSENT TO JURISDICTION.....................................60
         10.10.   WAIVER OF JURY TRIAL........................................60
         10.11.   RELIANCE....................................................61
         10.12.   SPECIFIC ENFORCEMENT........................................61
         10.13.   NO WAIVER...................................................61
         10.14.   INVESTIGATION; NO ADDITIONAL REPRESENTATIONS................61
         10.15.   NEGOTIATION OF AGREEMENT....................................61
         10.16.   CONSTRUCTION................................................61
         10.17.   HEADINGS....................................................62
         10.18.   COUNTERPARTS................................................62
         10.19.   USAGE.......................................................62


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                            STOCK PURCHASE AGREEMENT
                            ------------------------


         THIS AGREEMENT (this "AGREEMENT") is made as of December 19, 2003 among CI INVESTMENT HOLDINGS, INC., a Delaware corporation (the "BUYER"), NORTEK, INC., a Delaware corporation ("NORTEK"), and WDS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Nortek ("WDS" and, together with Nortek, the "Sellers").

         WHEREAS, WDS owns all of the outstanding shares (the "SHARES") of capital stock of PLY GEM INDUSTRIES, INC., a Delaware corporation ("PLY GEM" and, together with its Subsidiaries listed in Section 2.1 of the Disclosure Letter as of the Closing Date, the "TRANSFERRED COMPANIES"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from WDS, and WDS will sell to the Buyer, all of the Shares in exchange for the Purchase Price (as defined below);

         NOW, THEREFORE, in consideration of these premises, the respective covenants of the Buyer and the Sellers set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE AND SALE OF THE SHARES.

         1.1. THE SHARES. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth herein, WDS agrees to sell to the Buyer, and the Buyer agrees to purchase from WDS, at the Closing (as defined below) all of the Shares for the Purchase Price.

         1.2. CONSIDERATION. Subject to any increase under Section 6.2 hereof, the consideration to be paid by the Buyer to WDS for the Shares shall be cash in the total amount (the "PURCHASE PRICE") of $560,000,000 MINUS the aggregate principal amount of the Indebtedness listed in EXHIBIT 6.17 outstanding at the Closing MINUS the aggregate of the Stock Option Adjustment Amounts for all Class A Stock Options cancelled in connection with the transactions contemplated hereby.

         1.3. THE CLOSING. Subject to the terms and conditions of this Agreement (including without limitation the provisions of Sections 4 and 5 hereof), the closing of the transactions contemplated hereby (the "CLOSING") shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, as soon as practicable following the satisfaction or waiver by the applicable party of all of the conditions to the Closing set forth in Sections 4 and 5, including without limitation the termination or expiration of the waiting period (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and in any event within three business days following such satisfaction or waiver (the actual day on which the Closing takes place being referred to herein as the "CLOSING DATE"). The Closing shall take place at 10:00 a.m. local time on the Closing Date. Subject to the terms and conditions of this Agreement, at the Closing the following transactions will take place:


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         (a)      WDS will deliver to the Buyer a stock certificate or
certificates representing all of the Shares, together with a separate stock power or powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer stamps affixed;

         (b) The Buyer will deliver to WDS the Purchase Price by wire transfer of immediately available funds to an account specified by the Sellers at least two business days prior to the Closing; and

         (c) Each party will deliver to the other such certificates and other documents as are contemplated hereby or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

1.4.     PURCHASE PRICE ADJUSTMENT.

         (a)      As soon as practicable and in any event not later than sixty
(60) days after the Closing Date, the Sellers shall cause Ernst & Young LLP, or such other nationally recognized independent accounting firm chosen by the Sellers, at the expense of the Transferred Companies, to prepare and deliver to the Sellers and the Buyer a balance sheet for Ply Gem as of immediately prior to the Closing (the "CLOSING BALANCE SHEET"), together with a statement (the "STATEMENT") setting forth in reasonable detail the determination of the Net Working Capital of Ply Gem based upon amounts set forth on the Closing Balance Sheet (the "CLOSING NET WORKING CAPITAL"). The Buyer shall cause the Transferred Companies to give the Sellers and their authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Transferred Companies and their accountants as the Sellers may require to prepare the Closing Balance Sheet and the Statement. The Closing Balance Sheet and the Statement shall be prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements. The Closing Balance Sheet and the Statement shall be final and binding on the Buyer and the Sellers, subject to the process of objection provided in this
Section 1.4 below.

         (b) The Buyer may dispute the amounts reflected on the Closing Balance Sheet and Statement, but only on the basis that (1) the Closing Balance Sheet and the Statement have not been prepared in accordance with the provisions of Section 1.4(a) or (2) there has been an error in mathematical calculation relating to the Statement. If the Buyer disagrees with the amount of the Closing Net Working Capital on such basis, the Buyer may, within thirty (30) days after the deliveries of the Closing Balance Sheet and the Statement, deliver a notice to the Sellers (the "DISPUTE NOTICE") setting forth the Buyer's calculation of the Closing Net Working Capital and specifying, in reasonable detail, those items or amounts in the Closing Balance Sheet and Statement affecting the calculation of the Closing Net Working Capital as to which it disagrees and the reasons for such disagreement. If prior to the conclusion of such 30-day period the Buyer notifies the Sellers in writing that it will not provide any Dispute Notice or if no Dispute Notice is delivered within such 30-day period, the Closing Net Working Capital, as set forth on the Statement, shall become final, conclusive and binding on the parties hereto for all purposes of this Section 1.4.


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         (c)      If the Buyer delivers a Dispute Notice to the Sellers within the 30-day period described above, the parties shall use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Working Capital. If the Sellers and the Buyer do not resolve all disputed items or amounts set forth in the Dispute Notice within fifteen (15) days after delivery of a Dispute Notice, the remaining disputed items and amounts will be submitted to a nationally recognized independent accounting firm in the U.S. mutually agreed to by the Buyer and the Sellers (the "INDEPENDENT ACCOUNTANTS") for resolution of such disputed items and amounts. The parties will have the opportunity to present their positions with respect to such disputed items and amounts to the Independent Accountants, and such disputed items and amounts shall be resolved by the Independent Accountants in accordance with the requirements of Section 1.4(a). The Independent Accountants shall prepare a written report setting forth the resolution of such disputed items and amounts and calculating the revised amount of Closing Net Working Capital, which shall be delivered to each of the Sellers and the Buyer promptly, but in no event later than thirty (30) days after such disputed items and amounts are submitted to the Independent Accountants. Such revised amount of Closing Net Working Capital shall not reflect any difference from the amount of Closing Net Working Capital set forth on the Statement other than differences required to reflect the resolution of such disputed items and amounts by the Independent Accountants. The revised amount of Closing Net Working Capital set forth on the Independent Accountants' written report shall be final, conclusive and binding upon the Sellers and the Buyer. The procedures set forth in this Agreement for resolution of disputes concerning the Closing Net Working Capital shall be final and binding on all of the parties, and shall not be subject to appeal of any kind. The fees and disbursements of the Independent Accountants shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, such that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of the disputed items and amounts submitted by the Buyer to the Independent Accountants that are unsuccessfully disputed by the Buyer (as finally determined by the Independent Accountants) bears to the total amount of such disputed items and amounts so submitted by the Buyer to the Independent Accountants. Each of the Sellers and the Buyer shall execute a reasonably acceptable engagement letter, if requested to do so by the Independent Accountants, and shall provide reasonable access to their respective employees who are responsible for financial matters and in the case of the Buyer, to the books and records of the Transferred Companies.

         (d) If the Closing Net Working Capital, as finally determined in accordance with this Section 1.4, is less than $47,668,000 (the "TARGET NET WORKING CAPITAL"), the Sellers shall pay, within five (5) business days after the final determination of the Closing Net Working Capital, an amount to the Buyer equal to such difference. If the Closing Net Working Capital, as finally determined in accordance with this Section 1.4, is more than the Target Net Working Capital, the Buyer shall pay, within five (5) business days after the final determination of the Closing Net Working Capital, an amount to WDS equal to such difference. Any payment made pursuant to this Section 1.4 shall be made by wire transfer of immediately available funds to an account designated by the payee, and shall be deemed by the parties to be an adjustment to the Purchase Price. The amount of any such payment due under this Section 1.4(d) shall bear interest at the rate of 6% per annum from and including the Closing Date through the date of payment.


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2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to the Buyer that:

         2.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Transferred Companies and Nortek is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. WDS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Transferred Companies is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so duly qualified or licensed and in good standing that has not had a Material Adverse Effect. A true and complete list of all Subsidiaries of Ply Gem, together with the jurisdiction of incorporation and the authorized capitalization of each such Subsidiary, and the percentage of each such Subsidiary's outstanding capital stock owned by Ply Gem or another such Subsidiary, is set forth in Section 2.1 of the disclosure letter delivered simultaneously with the execution and delivery of this Agreement (the "DISCLOSURE LETTER"). All of the outstanding shares of capital stock of each of the Subsidiaries of Ply Gem are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with the registration and qualification requirements of all applicable securities Laws and all applicable Contracts, and all of such shares owned by Ply Gem or another such Subsidiary are owned free and clear of all Liens. Except for the Subsidiaries of Ply Gem set forth in Section 2.1 of the Disclosure Letter, none of the Transferred Companies owns any equity interest in, or any security which by its terms is convertible into or exchangeable or exercisable for, or any option, warrant or other right to purchase, or is a party to any agreement, arrangement or commitment to purchase, any equity interest in, any corporation, partnership, joint venture or other business association or entity, and there are no commitments, arrangements, undertakings or obligations of any of the Transferred Companies to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not a Subsidiary set forth in Section 2.1 of the Disclosure Letter.

         2.2. CHARTER DOCUMENTS. The Sellers have heretofore made available to the Buyer a complete and correct copy of the Charter of each of the Transferred Companies as in effect on the date of this Agreement. The Charters of each of the Transferred Companies are in full force and effect and no Transferred Company is in violation of any of the provisions of its Charter. The minute books (or comparable records) of each of the

Transferred Companies have heretofore been made available to the Buyer, have been maintained in the Ordinary Course of Business, and accurately reflect in all material respects all transactions and actions referred to in such minutes and consents in lieu of meetings. The stock books (or comparable records) of each of the Transferred Companies have heretofore been made available to the Buyer and are true and complete in all material respects.

         2.3. CAPITALIZATION. The authorized capital stock of Ply Gem consists of 3,000 shares of common stock, $0.01 par value. As of the date hereof, 100 shares of common stock of Ply Gem are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and were issued in compliance with the registration and qualification requirements of all applicable securities Laws and all applicable Contracts. Except as set forth in the preceding sentence, no shares of capital stock or other voting securities of Ply Gem are issued, reserved for issuance or outstanding. There are no options, warrants or other rights, securities, agreements, arrangements or commitments of any character obligating the Sellers or any Transferred Company to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, any Transferred Company. There are no bonds, debentures, notes or other indebtedness of any Transferred Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any Transferred Company are required to vote.

         2.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Sellers have all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of the Sellers. This Agreement has been duly and validly executed and delivered by the Sellers, and assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

         2.5. TITLE TO SHARES. WDS is the sole record and beneficial owner of, and has good and valid title to, the Shares free and clear of any Lien, except for restrictions on transfer imposed by applicable securities Laws. Upon delivery to the Buyer of the stock certificates representing the Shares and payment for the Shares at the Closing as provided in this Agreement, WDS will convey to the Buyer good and valid title to the Shares, free and clear of any Lien, other than those created by the Buyer and restrictions on transfer imposed by applicable securities Laws.

         2.6.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Section 2.6(a) of the Disclosure Letter, the execution and delivery of this Agreement by the Sellers do not, and the performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not,
         (i) violate the Charter of either Seller, (ii) violate the Charter of any Transferred Company, (iii) contravene, conflict with or result in a violation of, or constitute a failure to comply with, any Laws or Orders applicable to the Shares or any Transferred Company or the Sellers or by which any properties or assets owned or used by any Transferred Company are bound or affected, (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by any Transferred Company or that otherwise relates to the business of, or any of the properties or assets owned or used by, any Transferred Company, or (v) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to third parties any rights of consent, termination, amendment, modification, acceleration or cancellation of, or result in the loss of any property, rights or benefits under, or result in the imposition of any additional obligations under, or result in the creation of a Lien on the Shares or any of the properties or assets owned or used by any Transferred Company pursuant to any Contract to which any Transferred Company or Seller is a party or by which the Shares or any Transferred Company or Seller or any properties or assets owned or used by any Transferred Company or Seller are bound or affected, except as to clauses (iii), (iv) and (v) above for any such violation, breach, default, right, alteration or other occurrence that would not reasonably be expected to have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Sellers do not, and the performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority to be obtained or made by the Sellers or any Transferred Company except (i) for compliance with applicable disclosure requirements, if any, under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), and compliance with the pre-merger notification requirements of the HSR Act and any similar foreign Laws listed in Section 2.6(b) of the Disclosure Letter and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not reasonably be expected to have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

         2.7.     COMPLIANCE WITH LAW; PERMITS. Except as set forth in Section
2.7 of the Disclosure Letter:

                  (a) Since January 1, 2001, each Transferred Company has been in compliance with all Laws and Orders applicable to the Shares or any Transferred Company or by which any properties or assets owned or used by any Transferred Company is bound or affected, except for any failures to comply which would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2001, no Transferred Company and no Seller has received any written notice from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order applicable to the Shares or any Transferred Company or by which any properties or assets owned or used by any Transferred Company are bound or affected, or (B) any actual, alleged, possible or potential obligation on the part of any Transferred Company to undertake, or to bear all or any portion of the cost of, any remedial action, which, in the case of either clause (A) or clause (B), if such violation, failure to comply or obligation were determined to be valid and enforceable, would reasonably be expected to have a Material Adverse Effect.

                  (b) The Transferred Companies hold all of the Permits necessary to permit each Transferred Company to lawfully conduct and operate its business in the manner in which such business is currently conducted and to own and use its properties and assets in which such properties and assets are currently owned and used, except for any failure to hold any Permit which would not reasonably be expected to have a Material Adverse Effect (the Permits so held being collectively referred to herein as the "TRANSFERRED COMPANY MATERIAL PERMITS").
         Section 2.7 of the Disclosure Letter sets forth a true and complete list of each Transferred Company Material Permit. Each Transferred Company Material Permit is valid and in full force and effect and, since January 1, 2001, except as would not reasonably be expected to have a Material Adverse Effect, (i) each Transferred Company has been in compliance with all of the terms and requirements of each Transferred Company Material Permit, and (ii) no Transferred Company and no Seller has received any written notice from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with any term or requirement of any Transferred Company Material Permit, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Transferred Company Material Permit. Except as would not reasonably be expected to have a Material Adverse Effect, all applications required to have been filed for the renewal of any Transferred Company Material Permit have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other material filings required to have been made with respect to the Transferred Company Material Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

         2.8. FINANCIAL STATEMENTS. The Sellers have furnished the Buyer with copies of the following financial statements of Ply Gem and its Subsidiaries and CWD Windows & Doors, a division of Broan-Nutone Canada Inc.:
(a) the audited balance sheets as of December 31, 2002 and 2001 (the "AUDITED BALANCE SHEETS") and the statements of operations and cash flow for the fiscal years ended December 31, 2002, 2001 and 2000, including the accompanying notes, which contain the unqualified report of Ernst & Young LLP (collectively the "AUDITED FINANCIAL STATEMENTS"); and (b) the unaudited balance sheet as of October 4, 2003 (the "MOST RECENT BALANCE Sheet") and the related statement of operations, and cash flow for the nine-month period ended on such date, including the accompanying notes (collectively, the "INTERIM FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly in all material respects the financial position of the Transferred Companies and the results of operations of the Transferred Companies as of the respective dates thereof and for the periods covered thereby and (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except as disclosed therein). The Interim Financial Statements have been prepared on a basis consistent with that of the Audited Financial Statements (except as disclosed in the Interim Financial Statements) and have been reviewed by Ernst & Young LLP in accordance with Statement on Auditing Standards No. 100.

         2.9.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 2.9 of the Disclosure Letter, since the date of the Most Recent Balance Sheet, each Transferred Company has conducted its business in the Ordinary Course of Business and there has not occurred:

(a) any Material Adverse Effect or any event or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) any change by any of the Transferred Companies in accounting methods, principles or practices, except as may be required by GAAP and as disclosed in the Interim Financial Statements; (c) any sale of or grant or other creation of any Lien (other than Liens that will be discharged at Closing) on any property or assets owned or used by any Transferred Company with a value in excess of $500,000, except in the Ordinary Course of Business; (d) any (i) increase in the salary or other compensation payable to any of the employees, directors, officers or consultants of any Transferred Company, other than customary compensation increases awarded in the Ordinary Course of Business,
(ii) payment or commitment to pay any bonus, or other additional salary or compensation to any of the employees, directors, officers or consultants of any Transferred Company, other than the payment or commitment to pay bonuses or other additional salary or compensation in the Ordinary Course of Business,
(iii) grant of any severance or termination pay to any of the employees, directors, officers or consultants of any Transferred Company, other than pursuant to Transferred Company Plans, or (iv) increase of any benefits payable under any existing severance or termination pay policies or employment agreements with any of the employees, directors, officers or consultants of any Transferred Company, other than pursuant to Transferred Company Plans; (e) any one or more related capital expenditures by any Transferred Company involving more than $500,000 in the aggregate; (f) any payment of any material Liabilities of any Transferred Company otherwise than in the Ordinary Course of Business;
(g) any cancellation or waiver by any Transferred Company of any claim or right which is material to the Transferred Companies considered as a whole or any cancellation or waiver outside the Ordinary Course of Business by any Transferred Company of any claim or right with a value to any Transferred Company in excess of $500,000; (h) any termination (other than by expiration in accordance with its terms), amendment or modification of any Contract which would have been required to be listed on Section 2.14 of the Disclosure Letter if the date of this Agreement was the date of the Most Recent Balance Sheet; (i) any damage resulting from a single event to any properties or assets owned or used by any Transferred Company with a value in excess of $500,000; (j) any abandonment or cancellation of any Intellectual Property Rights which are material to the Transferred Companies considered as a whole; (k) any incurrence, assumption or guaranty by any Transferred Company of any Indebtedness of any kind, other than Indebtedness which is incurred in the Ordinary Course of Business, (l) any amendment of the Charter of any of the Transferred Companies;
(m) any split, combination, reclassification, or other modification of the terms of the capital stock of any Transferred Company; (n) any issuance or sale of any shares of capital stock of any Transferred Company or any security or obligation which by its terms is convertible into or exchangeable for, or any option, warrant or other right to purchase any such capital stock; (o) any merger or consolidation with any Person or any acquisition of any capital stock or business of any Person, or any consummation of any other business combination transaction, in each case, whether in a single transaction or series of related transactions; or (p) any agreement by any of the Transferred Companies to do any of the foregoing.

         2.10. NO UNDISCLOSED LIABILITIES. The Transferred Companies do not have any liabilities, whether absolute, accrued, known, choate, contingent or otherwise, except: (a) liabilities fully and adequately reflected or reserved against on the face of the Most Recent Balance Sheet, (b) liabilities incurred since the date of the Most Recent Balance Sheet in the

Ordinary Course of Business, (c) liabilities that are the subject of another representation or warranty set forth in this Section 2 and are disclosed pursuant to such other representation or warranty or are not required to be so disclosed, whether because such other representation or warranty is limited or qualified with respect to time, dollar amount, Knowledge of the Sellers, materiality, Material Adverse Effect or any similar qualification, (d) liabilities disclosed in Section 2.10 of the Disclosure Letter, (e) liabilities under, or incurred in connection with, this Agreement, and (f) liabilities which would not reasonably be expected to have a Material Adverse Effect.

         2.11. LITIGATION. Except as set forth in Section 2.11 of the Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against any of the Transferred Companies, by or before any Governmental Authority, other than any Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, there are no outstanding Orders of any Governmental Authority (a) against or involving any Transferred Company or any of their respective businesses or any of their respective properties or assets, owned, leased or operated, which Orders have continuing obligations that have not to date been fully satisfied or (b) against or involving any officer or director of any Transferred Company that prohibit such officer or director from engaging in or continuing any material conduct, activity or practice relating to the business of any Transferred Company.

         2.12.    EMPLOYEE BENEFIT PLANS.

                  (a) Section 2.12(a) of the Disclosure Letter contains a list of all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in
         Section 3(1) of ERISA) and each other material severance or termination pay, incentive or deferred compensation, bonus, stock purchase or option, phantom stock or other equity-based compensation or change-in control plan, policy, arrangement or agreement, whether written or oral (each, a "PLAN"), maintained or contributed to by any Transferred Company for the benefit of any United States employee or former employee of any Transferred Company (all such Plans being referred to herein as "TRANSFERRED COMPANY PLANS"). The Sellers have made available to the Buyer copies of (i) each written Transferred Company Plan, (ii) for each Transferred Company Plan, to the extent applicable, the most recent (A) annual report on Form 5500 filed with the Internal Revenue Service, (B) audited financial statements, and (C) actuarial reports,
         (iii) the most recent summary plan description and summary of material modification for each Transferred Company Plan for which such summary plan description or summary of material modifications is required and
         (iv) each trust agreement, group annuity contract or other funding instrument relating to any Transferred Company Plan, if any. No Transferred Company has any liability for any Plan other than a Transferred Company Plan, except as would not reasonably be expected to have a Material Adverse Effect. No Transferred Company has made any legally enforceable agreement to modify the terms of any Transferred Company Plan, other than such changes or amendments as may be required by applicable Law or are made in the Ordinary Course of Business.

                  (b) All Transferred Company Plans are in compliance in all respects with their terms and applicable Law (including, where applicable, the Code and ERISA), except where the failure to be in compliance has not had or would not reasonably be expected to have a Material Adverse Effect. Each Transferred Company Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the Transferred Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under
         Section 501(a) of the Code and, to the Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, except such facts and circumstances that may be corrected pursuant to Rev. Proc. 2003-44 without liability that would have or would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Knowledge of the Sellers, threatened lawsuit, material claim, lien or other material claim or controversy relating to any Transferred Company Plan, other than claims for benefits in the normal course.

                  (c) Except as set forth in Section 2.12(c) of the Disclosure Letter, neither any Transferred Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with a Transferred Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m), or (o) of the Code (such corporation, trusts, partnerships or other entities being referred to as "ERISA AFFILIATES") maintains or contributes to, or within the preceding six years has maintained or contributed to or had any obligation to maintain or contribute to, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code (any such plan, a "COMPANY PENSION PLAN"). No Transferred Company, officer of any Transferred Company or any of the Transferred Company Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Transferred Company or any officer of any Transferred Company to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA.

                  (d) Except as set forth in Section 2.12(d) of the Disclosure Letter, neither any Transferred Company nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any material liability under Title IV of ERISA that has not been satisfied in full and for which a Transferred Company would, or would reasonably be expected to, incur any material liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"). The PBGC has not instituted proceedings to terminate any Company Pension Plan (except multi-employer plans, as such term is defined in Section 3(37) of ERISA, each a "MULTIEMPLOYER PLAN") and, to the Knowledge of the Sellers, no condition exists that presents a material risk that such proceedings will be instituted.

                  (e) Except as set forth in Section 2.12(e) of the Disclosure Letter, neither any Transferred Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability that has not been satisfied in full in connection a Multiemployer Plan on account of a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in sections 4203 and 4205 of ERISA.

                  (f) With respect to any Transferred Company Plans that are "employee welfare benefit plans" within the meaning of ERISA
         Section 3(1), (i) all such Transferred Company Plans are unfunded and no such Transferred Company Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) and (ii) each such Transferred Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

                  (g) Except as set forth in Section 2.12(g) of the Disclosure Letter, no Transferred Company has any obligation to provide retiree medical or other post-employment welfare benefits to any person (other than health care continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

                  (h) Except as set forth in Section 2.12(h) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Transferred Company to severance benefits or any other payment (including, without limitation, "excess parachute payments" as such term is defined in Section 280G of the Code) or cause the acceleration or vesting of any payment or benefits under any Transferred Company Plan.

                  (i) Except as set forth in Section 2.12(i) of the Disclosure Letter, with respect to any plan, policy, arrangement or agreement that would be a Transferred Company Plan but for the fact that it is not for the benefit of any United States employee or former employee (the "FOREIGN PLANS"):

                           (i) each such plan has been administered in accordance with its terms and complies with the requirements prescribed by any and all laws, except such failure to do so as would not reasonably be expected to have a Material Adverse Effect. The Sellers have made available to the Buyer true and complete copies of the material documents relating to the Foreign Plans. There is no pending or, to the Knowledge of the Sellers, threatened lawsuit, material claim or other material controversy relating to any Foreign Plan, other than claims for benefits in the normal course; and

                           (ii) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, except such failures to contribute or accrue as would not have a Material Adverse Effect.

         2.13. EMPLOYER RELATIONS. Except as disclosed in the Section 2.13 of the Disclosure Letter, no employee of any Transferred Company is represented by a union, and, to the Knowledge of the Sellers, no union organizing efforts have been conducted since January 1, 2001 or are now being conducted. Except as disclosed in Section 2.13 of the Disclosure Letter, no Transferred Company has at any time since January 1, 2001 had, nor to the Knowledge of the Sellers is there now threatened, any material strike, picket, work stoppage, work slowdown or similar labor dispute involving the operations of employees of any Transferred Company.

         2.14.    MATERIAL CONTRACTS.

                  (a) Section 2.14 of the Disclosure Letter includes a true and complete list of all of the following Contracts to which any Transferred Company is a party or by which any Transferred Company or any properties or assets owned or used by any Transferred Company are bound or affected (each of the Contracts listed on Section 2.14 of the Disclosure Letter shall be referred to herein collectively as the "TRANSFERRED COMPANY MATERIAL CONTRACTS"):

                           (i) Any and all Contracts (other than the Transferred Company Plans) with any current or former officer, director, shareholder, employee, consultant or other agent of any Transferred Company or any Affiliate of any of the foregoing, in each case which are likely to involve payments by or on behalf of the Transferred Companies in excess of $250,000 in any year;

                           (ii) Any and all other Contracts (other than the Transferred Company Plans) with any current or former officer, director, shareholder, employee, consultant or other agent of any Transferred Company or any Affiliate of any of the foregoing, which are subject, upon consummation of the sale of the Shares, to acceleration of benefits having a cost to the Transferred Companies in excess of $250,000 with respect to such Person;

                           (iii) All Contracts entered into on or after January 1, 1998 to sell or otherwise dispose of any assets having a fair market value in excess of $2,000,000, except sales of inventory in the Ordinary Course of Business;

                           (iv)     All Contracts pursuant to which any
         Transferred Company has any obligation for Indebtedness (including any guarantee thereof);

                           (v)      All Contracts pursuant to which any
         Transferred Company may be expected to perform services or deliver goods with a value in excess of $2,500,000 in any year, except for customer purchase orders issued or received in the Ordinary Course of Business;

                           (vi)     All Contracts pursuant to which the
         Transferred Companies may be obligated to pay for goods and services to be delivered or performed in excess of $2,500,000 in any year, except for purchase orders issued in the Ordinary Course of Business;

                           (vii) Each joint venture agreement, partnership agreement, and limited liability company agreement and each other Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person, if such agreement or Contract is material to the Transferred Companies considered as a whole;

                           (viii)   Each Contract (or series of related
         Contracts with Affiliated Persons) requiring capital expenditures from and after the date of this Agreement by any Transferred Company in excess of $500,000 in any year;

                           (ix) Each Contract which contains a restriction on any Transferred Company involving competing with a third party in the business of any Transferred Company;

                           (x) Each Contract not otherwise described in this Section 2.14(a) that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Transferred Company in excess of $500,000;

                           (xi) Each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment; and

                           (xii) Each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

                  (b) Since January 1, 2001, except as would not reasonably be expected to have a Material Adverse Effect, (i) each Transferred Company has been in compliance with all applicable terms and requirements of each Transferred Company Material Contract, (ii) to the Knowledge of the Sellers, each other Person that is a party to any Transferred Company Material Contract has been in compliance with all applicable terms and requirements to such Contract and (iii) no Transferred Company has given to or received from any other Person any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under, or any threat to terminate, any Transferred Company Material Contract.

         2.15. SUFFICIENCY OF ASSETS. The facilities, machinery, equipment, furniture, fixtures, vehicles, any related capitalized items and other property of every sort and kind which the Transferred Companies own or have valid rights to use are sufficient for the continued conduct and operation of the businesses of the Transferred Companies considered as a whole after the Closing in the same manner in all material respects as conducted and operated prior to the Closing (assuming for this purpose receipt of any consents or waivers required under any Contracts as a result of the transactions contemplated hereby).

         2.16. TITLE TO PROPERTIES. The Transferred Companies own outright and have good, valid and marketable title to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) which are material to the Transferred Companies, considered as a whole, that they purport to own, including all of the properties and assets reflected on the Most Recent Balance Sheet and all of the properties and assets purchased or otherwise acquired by any Transferred Company since the date of the Most Recent Balance Sheet (but not including, however, property sold since the date of the Most Recent Balance Sheet in the Ordinary Course of Business), in each case free and clear of any Lien, except for (a) mortgages or security interests shown on the Audited Balance Sheets or the Most Recent Balance Sheet as securing specified liabilities with respect to which no material default (or event or circumstance that, with or without notice or lapse of time or both, would constitute a material default) exists; (b) mortgages or security interests incurred in connection with the purchase of property or assets in the Ordinary Course of Business after the date of the Most Recent Balance Sheet with respect to which no material default (or event or circumstance that, with or without notice or lapse of time or both, would constitute a material default) exists (such mortgages and security interests being limited to the property or assets so acquired); (c) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; (d) inchoate workmen's, warehousemen's and similar Liens arising or incurred in the Ordinary Course of Business that, except to the extent reserved against on the Closing Balance Sheet, secure amounts that are either (i) not past due and payable or (ii) are being contested in good faith;
(e) Liens that will be discharged in accordance with Section 4.8; and (f) Liens set forth on Section 2.16 of the Disclosure Letter.

         2.17. INSURANCE. Section 2.17 of the Disclosure Letter contains a summary of the coverage provided under all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, worker's compensation, vehicular, directors and officers liability, fiduciary liability and other insurance covering occurrences after January 1, 2001 to which any Transferred Company is a party or under which any Transferred Company, or any director or other fiduciary of any Transferred Company, is or has been covered at any time since January 1, 2001, and true and complete copies of such policies or binders have been made available to the Buyer. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect. Neither the Sellers nor any Transferred Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such policy or binder. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Sellers nor any Transferred Company has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in Section
2.17 of the Disclosure Letter, neither the Sellers nor any Transferred Company has received (x) any refusal of coverage or (y) any notice of cancellation or non-renewal of any such policy or binder.

         2.18. WARRANTY CLAIMS. Since January 1, 2001, there have been no (a) citations or decisions by any Governmental Authority specifically stating that any product manufactured, marketed or distributed at any time by any Transferred Company (collectively, "TRANSFERRED COMPANY PRODUCTS") is defective or unsafe or fails to meet any safety standards promulgated by such Governmental Authority or
(b) recalls ordered by any Governmental Authority with respect to any Transferred Company Product. Except as would not reasonably be expected to have a Material Adverse Effect or except pursuant to any Transferred Company's standard merchandise return policies, which provide for the replacement or return for credit of defective or damaged products or other returns for credit at the request of the customer other than for the replacement or return for credit of defective or damaged products, there are no pending or, to the Knowledge of the Sellers, threatened warranty claims, against any Transferred Company which would, in the aggregate, exceed the reserve for such claims reflected in the Most Recent Balance Sheet, as such reserve has been adjusted in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         2.19. TRANSACTIONS WITH AFFILIATES. Neither the Sellers nor any of their respective Affiliates (other than the Transferred Companies) are a party to any Contract with any of the Transferred Companies other than Contracts entered into in the Ordinary Course of Business and upon terms no less favorable to such Transferred Company than the terms that would result from arms-length negotiations between unrelated parties.

         2.20.    TAXES. Except as set forth in Section 2.20 of the Disclosure
Letter:

                  (a) All Tax Returns required to be filed by, or which include, any Transferred Company (for such periods as such Transferred Company was owned directly or indirectly by Nortek) have been timely filed (giving effect to extensions), all Taxes shown as due thereon have been paid, and all such Tax Returns are true, complete and correct in all respects, except as would not have a Material Adverse Effect. The Transferred Companies have fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return). The Sellers and the Transferred Companies have given or otherwise made available to the Buyer copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

                  (b) There are no outstanding liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Transferred Company.

                  (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Transferred Companies for any taxable period and no request for any such waiver or extension is currently pending. No audit or other Proceeding by any Governmental Authority is pending or, to the Knowledge of the Sellers, threatened with respect to any Taxes due from or with respect to any of the Transferred Companies, no Governmental Authority has delivered to a Transferred Company or to either of the Sellers written notice of any intention to assert any deficiency or claim for additional Taxes against any of the Transferred Companies, and no written claim has been delivered to a Transferred Company or to either of the Sellers by any Governmental Authority in a jurisdiction where none of the Transferred Companies file Tax Returns that a Transferred Company is or may be subject to taxation by that jurisdiction, and all such deficiencies of which written notice has been delivered to a Transferred Company or to either of the Sellers for Taxes asserted or assessed against any of the Transferred Companies have been fully and timely paid, settled or properly reflected in the Financial Statements.

                  (d) None of the Transferred Companies is a party to any Contract relating to the sharing, allocation or indemnification of Taxes, or any similar Contract (collectively, "TAX SHARING AGREEMENTS"), or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which Nortek Holdings, Inc. is the common parent) under Treasury Regulation ss. 1.1502-6, Treasury Regulation ss. 1.1502-78 or similar provision of state, local or foreign Law, as a transferee or successor, by Contract, or otherwise.

                  (e) None of the Transferred Companies has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign Tax Law, and none of the Transferred Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority pertaining to Taxes.

                  (f) None of the transactions contemplated hereby, individually or collectively, will give rise to the payment of any amount that would not be deductible by the Buyer or the Transferred Companies by reason of Section 280G of the Code.

                  (g) None of the Transferred Companies has any (i) "excess loss accounts" or (ii) "deferred gains" with respect to any "deferred intercompany transactions," within the meaning of Treasury Regulation ss.ss. 1.1502-19 and 1.1502-13, respectively.

         2.21.    ENVIRONMENTAL MATTERS.

                  (a)      Except in connection with the matters set forth in
         Section 2.21(b) of the Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, each Transferred Company has obtained all Permits that are required to be obtained under all applicable Environmental Laws in connection with the operation of the business of such Transferred Company and is in compliance with all terms and conditions of such required Permits.

                  (b) Except as set forth in Section 2.21(b) of the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, each Transferred Company is and has been in compliance with all applicable Environmental Laws since the date that such Transferred Company was acquired, directly or indirectly, by Nortek.

                  (c) Except as set forth in Section 2.21(c) of the Disclosure Letter, none of the Transferred Companies has entered into any Contract with any Governmental Authority or any other Person by which such Transferred Company has assumed responsibility, either directly or as a guarantor or surety, for any Proceedings or liabilities pursuant to Environmental Laws.

                  (d) Except as set forth in Section 2.21(d) of the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, no event has occurred or condition exists that has resulted in or would reasonably be expected to result in Losses to the Transferred Companies under Environmental Laws.

         2.22.    REAL ESTATE.

                  (a) The Transferred Companies own good and marketable fee title to the land described in Section 2.22(a) of the Disclosure Letter and to all of the buildings, structures and other improvements located thereon (collectively, the "OWNED REAL PROPERTY") free and clear of all Liens except for the matters listed in Sections 2.14 and 2.22(a) of the Disclosure Letter and except for Liens of a type referred to in Section
         2.16 of this Agreement. The Owned Real Property constitutes all of the real property owned by the Transferred Companies on the date hereof.

                  (b) Section 2.22(b) of the Disclosure Letter is a true and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY LEASES") under which the Transferred Companies use or occupy or have the right to use or occupy, now or in the future, any real property (other than warehouse leases which involve annual lease payments of $50,000 or less) (the land, buildings and other improvements covered by the Real Property Leases being herein called the "LEASED REAL PROPERTY"), which Section includes each amendment, modification and supplement thereto. The Sellers have heretofore delivered to the Buyer true and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Except as set forth in Sections 2.14 and 2.22(b) of the Disclosure Letter or except as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by any of the Transferred Companies as tenant thereunder are current, no written notice of material default or termination under any Real Property Lease is outstanding, and no termination event or condition or uncured material default on the part of any of the Transferred Companies or, to the Knowledge of the Sellers, the landlord, exists under any Real Property Lease. Except for the matters listed in Sections 2.14 and 2.22(b) of the Disclosure Letter and except for Liens of a type referred to in Section 2.16 of this Agreement, the Transferred Companies hold the leasehold estate under and interest in each Real Property Lease free and clear of all Liens.

                  (c) All of the land, buildings, structures and other improvements used by the Transferred Companies in the conduct of the business of the Transferred Companies are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "REAL PROPERTY."

                  (d) The Sellers and the Transferred Companies have not received written notice and have no Knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

         2.23.    INTELLECTUAL PROPERTY.

                  (a) The Transferred Companies own, or are licensed or otherwise possess legally enforceable rights to use, license and otherwise exploit all Intellectual Property used in and material to the business of the Transferred Companies, taken as a whole, as currently conducted or contemplated (collectively, the "TRANSFERRED COMPANY INTELLECTUAL PROPERTY").

                  (b) Section 2.23(b) of the Disclosure Letter sets forth a true and complete list of all registrations, issuances, filings and applications for any Intellectual Property filed or owned by any of the Transferred Companies. All of the rights of the Transferred Companies in the Transferred Company Intellectual Property are valid and enforceable. Each of the Transferred Companies has taken commercially reasonable actions to maintain and protect each item of Transferred Company Intellectual Property owned or purported to be owned by such Transferred Company.

                  (c) Section 2.23(c) of the Disclosure Letter sets forth a true and complete list of each license agreement to which any of the Transferred Companies is a party relating to Intellectual Property (the "IP Licenses") that is material to the Transferred Companies taken as a whole. All of the IP Licenses are valid, subsisting, in full force and effect and binding upon the respective Transferred Company that is a party thereto and, to the Knowledge of the Sellers, the other parties thereto, in accordance with their terms. Each of the Transferred Companies and, to the Knowledge of the Sellers, each other party thereto, is in all material respects in compliance with all applicable terms and requirements of each such IP License.

                  (d) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Intellectual Property, products or services, owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Transferred Companies, or made for, used or sold by or licensed to the Transferred Companies by any Person infringes upon or otherwise violates any Intellectual Property rights of others. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Transferred Companies. Except as would not reasonably be expected to have a Material Adverse Effect, there are no claims pending or, to the Knowledge of the Sellers, threatened, (i) contesting the right of the Transferred Companies to use any of its products or services or (ii) opposing or attempting to cancel any material rights of the Transferred Companies in or to any Company Intellectual Property.

         2.24. BROKERS. No broker, finder or investment banker (other than UBS Securities LLC and Daroth Capital Advisors LLC, the fees and expenses of which will be paid by the Sellers) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of the Transferred Companies.

3.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         In order to induce the Sellers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Sellers that:

         3.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has made available to the Sellers a true, complete and correct copy of the Charter of the Buyer, as in effect on the date hereof.

         3.2. AUTHORIZATION. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         3.3.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not, (i) violate the Charter of the Buyer, (ii) contravene, conflict with or result in a violation of, or constitute a failure to comply with, any Laws or Orders applicable to the Buyer or by which any properties or assets owned or used by the Buyer are bound or affected, (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Buyer or that otherwise relates to the business of, or any of the properties or assets owned or used by, the Buyer, or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to third parties any rights of consent, termination, amendment, modification, acceleration or cancellation of, or result in the loss of any property, rights or benefits under, or result in the imposition of any additional obligations under, or result in the creation of a Lien on any properties or assets owned or used by the Buyer pursuant to any Contract to which the Buyer is a party or by which the Buyer or any properties or assets owned or used by the Buyer are bound or affected, except as to clauses (ii), (iii) and (iv) above for any such violation, breach, default, right, alteration or other occurrence that would not reasonably be expected to have a material adverse effect on the properties, assets, business, financial condition or operating results of the Buyer or on the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority to be obtained or made by the Buyer except (i) for compliance with applicable disclosure requirements, if any, under the Exchange Act and compliance with the pre-merger notification requirements of the HSR Act and any similar foreign Laws listed in Section 2.6(b) of the Disclosure Letter and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not reasonably be expected to have a material adverse effect on the properties, assets, business, financial condition or operating results of the Buyer or on the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         3.4. LITIGATION. There are no Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or any Affiliate of the Buyer by or before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         3.5. INVESTMENT REPRESENTATION. The Buyer is acquiring the Shares for investment and not with a view to, or in connection with, any distribution or sale thereof in violation of the

Securities Act. The Buyer is an "accredited investor" within the meaning of Regulation D adopted under the Securities Act.

         3.6.     FINANCING.

                  (a) The Buyer has obtained the commitment letter dated the date hereof, a copy of which was provided to Nortek, from Caxton-Iseman Capital, Inc. (the "EQUITY PROVIDER"), an Affiliate of the Buyer, to provide equity financing in connection with the transactions contemplated by this Agreement (the "EQUITY COMMITMENT LETTER"). The Equity Commitment Letter has been duly authorized and executed by all parties thereto and is in full force and effect.

                  (b) The Buyer has obtained the commitment letter attached hereto as EXHIBIT 3.6(B) from UBS Securities LLC and UBS Loan Finance LLC (collectively, the "DEBT PROVIDERS") to provide the amount of debt financing set forth therein in connection with the transactions contemplated by this Agreement (the "DEBT COMMITMENT LETTER," and together with the Equity Commitment Letter, the "COMMITMENT LETTERS"). The Debt Commitment Letter has been duly authorized and executed by the Buyer and, to the knowledge of the Buyer, by the Debt Providers, and is in full force and effect. The obligations of the Debt Providers to fund the commitments under the Debt Commitment Letter are not subject to any condition which is not set forth expressly in the Debt Commitment Letter. The Buyer is not aware of any fact, circumstance or occurrence that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that causes the Debt Commitment Letter to be ineffective; PROVIDED, that no representation or warranty is made by the Buyer respecting any fact, circumstance or occurrence that constitutes a breach of the Sellers' representations, warranties or covenants under this Agreement.

                  (c) The Commitment Letters provide the Buyer with aggregate financing in an amount sufficient to enable the Buyer to pay the Purchase Price and pay all contemplated fees and expenses related to the transactions contemplated by this Agreement and, to the knowledge of the Buyer, to provide adequate working capital for the Transferred Companies. Subject to the provisions of the Commitment Letters, as of the date hereof and based upon information provided by the Equity Provider and the Debt Providers, the Buyer expects to receive the funding contemplated by the Commitment Letters not later than February 27, 2004. To the knowledge of the Buyer, upon the consummation of the transactions contemplated hereby, the Buyer and each of the Transferred Companies will not: (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond their ability to pay such debts as they mature, or (iii) have their capital impaired.

         3.7. BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Sellers or any of the Transferred Companies for any brokerage or finder's commission, fee or similar compensation.

4.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

         The obligation of the Buyer to purchase the Shares and to consummate the other transactions contemplated hereby is subject to the satisfaction, or waiver by the Buyer, on or prior to the Closing Date of each of the following conditions:

         4.1. REPRESENTATIONS AND WARRANTIES. Other than the Specified Seller Representations, the representations and warranties of the Sellers in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or Material Adverse Effect (or similar concept) were deleted therefrom) shall, except for matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for any such representations or warranties which were made as of a specific date, the accuracy of which will be determined with reference to such specified date; and the Specified Seller Representations shall have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

         4.2. PERFORMANCE OF OBLIGATIONS. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

         4.3. SELLERS' CERTIFICATE. The Sellers shall have delivered to the Buyer a certificate signed on behalf of the Sellers by the chief executive officer or chief financial officer of Nortek to the effect that each of the conditions specified above in Sections 4.1 and 4.2 is satisfied.

         4.4. NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         4.5. INJUNCTIONS. No Law or Order (including without limitation any temporary, preliminary or permanent injunction or order) shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement.

         4.6. GOVERNMENTAL APPROVALS. All Governmental Authorities, the consent, authorization, approval or Permit of which is necessary under any applicable Law (excluding consents, authorizations, approvals and Permits relating to use, occupancy, Tax Liens and similar matters) for the consummation of the transactions contemplated by this Agreement, shall have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign Laws listed in
Section 2.6(b) of the Disclosure Letter shall have expired or been terminated.

         4.7. FUNDING. The Buyer and/or the Transferred Companies shall have received the amount of funds set forth in the Debt Commitment Letter as a result of funding thereunder or as a result of funding from one or more alternative sources of financing on terms no less favorable to the Buyer than under the Debt Commitment Letter.

         4.8. RELEASE OF TRANSFERRED COMPANIES. Each of the Transferred Companies shall have been released as a borrower or guarantor, as applicable, under the Credit Agreement and all

Liens on the capital stock or assets of the Transferred Companies securing amounts owed in respect of the Credit Agreement shall have been released or terminated.

         4.9. NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened in writing against the Buyer, or against any Affiliate of the Buyer, any Proceeding which, in the reasonable judgment of the Buyer, has a reasonable likelihood of success on the merits (a) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated hereby.

         4.10. TRANSITION SERVICES AGREEMENT. Nortek shall have executed and delivered, as of the Closing Date, a transition services agreement in form and substance reasonably satisfactory to the Buyer and Nortek, containing the terms set forth on EXHIBIT 4.10.

         4.11. OPINION. The Buyer shall have received an opinion of Ropes & Gray LLP, counsel to the Sellers, in a form reasonably acceptable to the Buyer, regarding the authorization, execution and delivery by the Sellers, and the enforceability against the Sellers, of this Agreement, together with a letter permitting the Buyer's financing sources to rely upon such opinion.

         4.12. TRANSFER OF CWD. Nortek shall have caused all of the assets and liabilities constituting the CWD Windows and Doors division of Broan-NuTone Canada Inc. to be transferred to CWD Windows and Doors, Inc. in accordance with
Section 6.22.

         4.13. GENERAL. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received counterpart originals, or certified or other copies, of all documents, including records of corporate proceedings, that it may reasonably request in connection therewith.

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.

         The obligation of the Sellers to effect the sale of the Shares and to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         5.1. REPRESENTATIONS AND WARRANTIES. Other than the representations and warranties of the Buyer contained in Sections 3.1, 3.2, 3.6 and 3.7, the representations and warranties of the Buyer in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or material adverse effect (or similar concept) were deleted therefrom) shall, except for matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a material adverse effect on the properties, assets, business, financial condition or operating results of the Buyer or on the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for any such representations or warranties which were made as of a specific date, the accuracy of which will be determined with reference to such specified date; and the representations and warranties of the Buyer contained in Sections 3.1, 3.2, 3.6 and 3.7 shall have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

         5.2. PERFORMANCE OF OBLIGATIONS. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

         5.3. BUYER'S CERTIFICATE. The Buyer shall have delivered to the Sellers a certificate signed on behalf of the Buyer by the chief executive officer or chief financial officer of the Buyer to the effect that each of the conditions specified above in Sections 5.1 and 5.2 are satisfied.

         5.4. INJUNCTIONS. No Law or Order (including without limitation any temporary, preliminary or permanent injunction or order) shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement.

         5.5. GOVERNMENTAL APPROVALS. All Governmental Authorities, the consent, authorization, approval or Permit of which is necessary under any applicable Law (excluding consents, authorizations, approvals and Permits relating to use, occupancy, Tax Liens and similar matters) for the consummation of the transactions contemplated by this Agreement, shall have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign Laws listed in
Section 2.6(b) of the Disclosure Letter shall have expired or been terminated.

         5.6. OPINION. The Sellers shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Buyer, in a form reasonably acceptable to the Sellers, regarding the authorization, execution and delivery by the Buyer, and the enforceability against the Buyer, of this Agreement.

         5.7. GENERAL. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Sellers, and the Sellers shall have received counterpart originals, or certified or other copies, of all documents, including records of corporate proceedings, that it may reasonably request in connection therewith.

6.       COVENANTS OF THE PARTIES.

         6.1. ACCESS TO PREMISES AND INFORMATION. Upon reasonable notice and subject to reasonable supervision by the Sellers or their agents and to the restrictions contained in any confidentiality agreement to which such party is subject, on and prior to the Closing Date, the Sellers will permit, and will cause the Transferred Companies to permit, the Buyer and its authorized representatives (including, without limitation, any financing sources and their respective authorized representatives) to have reasonable access during normal operating hours to the respective records and books of the Transferred Companies (the "RECORDS") in possession of the Transferred Companies or the Sellers (or deliver copies thereof) and the premises, agents and personnel of any of the Transferred Companies during normal business hours that relate in any manner to the conduct or operations of the Transferred Companies on or prior to the Closing Date. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. In order that the Buyer may have full opportunity to utilize such access, the Sellers shall cause the Seller's authorized representatives, the Transferred Companies and their authorized representatives to cooperate fully with the Buyer and its authorized representatives (including, without limitation, any financing sources and their respective authorized representatives) in connection with their examination or investigation.

         6.2. CONDUCT OF BUSINESS PRIOR TO CLOSING. Prior to the Closing, except as otherwise contemplated by this Agreement, the Sellers agree that they will cause the Transferred Companies to (a) conduct their business in the Ordinary Course of Business and (b) conduct their respective businesses in a manner such that the conditions to Closing set forth in Sections 4.1 and 4.2 would reasonably be expected to be satisfied. Without limiting the generality of the foregoing, without the prior consent of the Buyer, the Sellers will cause each of the Transferred Companies not to, and each of the Transferred Companies shall not, take any action as a result of which any of the changes or events listed in Section 2.9 (other than any action or event referred to in clause (a) thereof) is likely to occur or enter into any Contract that, if in existence on the date of this Agreement, would have been required to be listed in Section
2.14 of the Disclosure Letter (other than any extension or renewal of a Contract listed on Section 2.14 of the Disclosure Schedule on terms substantially similar to the terms of such Contract on the date hereof), except as expressly contemplated by this Agreement. Notwithstanding the foregoing, (i) the Sellers agree that they shall cause the transfer to Nortek or any of its Affiliates (other than a Transferred Company) prior to Closing of (x) the real estate and facility owned by Napco, Inc. in Butler, PA and (y) all of the stock of Studley Canada Limited, and (ii) the Sellers shall approve in a timely manner the request for capital expenditures totaling approximately $1,400,000 in respect of the Fair Bluff, NC facility capacity expansion project and shall cause to be spent the portion of such amount scheduled to be spent prior to the Closing in accordance with the schedule set forth on EXHIBIT 6.2 hereto (it being understood that the Sellers shall not have any responsibility to make any expenditure of the remaining portion of such amount). Buyer acknowledges that the Sellers operate a centralized cash management system and that substantially all of the cash of the Transferred Companies has been, and will continue to be, distributed to the Sellers; PROVIDED, HOWEVER, that the Sellers shall not remove from the Transferred Companies any restricted cash held in connection with any industrial revenue bond financing otherwise than in respect of the payment of capital expenditures in connection with the facility or assets to which such industrial revenue bond financing relates; PROVIDED, FURTHER, that the amount of any such cash on account with the Transferred Companies as of the Closing Date shall increase the Purchase Price payable under Section 1.2 dollar for dollar.

         6.3. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

         6.4.     CONFIDENTIALITY.

                  (a) CONFIDENTIALITY AGREEMENT. The provisions of that certain confidentiality letter agreement between the Buyer (or an Affiliate of the Buyer) and UBS Securities LLC, dated September 8, 2003 relating to the Transferred Companies (the "CONFIDENTIALITY AGREEMENT"), to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein.

                  (b) CONFIDENTIALITY OBLIGATION OF THE SELLERS. From and after the date of this Agreement and, in the event of the consummation of the transactions contemplated hereby, from and after the Closing Date, each of the Sellers, agrees, and agrees to cause each of their respective authorized representatives, to keep confidential any and all confidential information or documents relating to any Transferred Company or the properties, assets, operations, business or results of operations of any Transferred Company, and shall not disclose such information or documents to any Person or use such information or documents in any manner without the prior written consent of the Buyer (other than in connection with the operation of the businesses of the Transferred Companies in the Ordinary Course of Business prior to the Closing).

                  (c) ANNOUNCEMENTS. Any announcement or disclosure by any party hereto of the transactions contemplated hereby must be approved in advance by each of the Buyer and the Sellers, which approval shall not be unreasonably withheld.

                  (d)      PERMITTED DISCLOSURES. No provision of this Section
         6.4 shall be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting or other reporting purposes; (2) disclosures by the Sellers or any of the Transferred Companies to suppliers, customers, agents and independent contractors of any of the Transferred Companies to the extent reasonably necessary, in the Sellers' judgment and in consultation with the Buyer, to preserve the business of the applicable Transferred Company or to facilitate the transactions contemplated hereby; (3) confidential disclosures to legal counsel, accountants, consultants and other authorized representatives and financing sources and their respective legal counsels, accountants, consultants and other authorized representatives; (4) confidential disclosures to corporate parents and other corporate Affiliates; (5) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction; (6) disclosures required in connection with legal proceedings; or (7) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof.

                  (e) RETURN OF CONFIDENTIAL INFORMATION. In the event that the parties do not close the transactions contemplated hereby, each party agrees, in addition to (and not instead of) any obligations set forth in the Confidentiality Agreement, (1) within five business days to return (or, at the option of the provider of such information, destroy) all confidential information (including without limitation all Evaluation Material, as defined in the Confidentiality Agreement) that was provided by any other party in contemplation of the transactions hereunder (and, in the case of destruction, provide written certification of such destruction to the provider of such information);
         (2) to refrain from using such confidential information; and (3) to keep such confidential information strictly confidential.

                  (f) TAX DISCLOSURE. Notwithstanding any other provision in this Agreement, the Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

         6.5. BUSINESS RECORDS. The Buyer acknowledges that the Sellers may from time to time from and after the Closing require access to copies of certain of the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Transferred Companies will, during normal business hours, provide the Sellers with either reasonable access to or copies of the Records.

         6.6. REGULATORY AUTHORIZATIONS AND CONSENTS; FILINGS UNDER HSR ACT; THIRD PARTY CONSENTS.

                  (a) Each party hereto shall use its reasonable commercial efforts to obtain all authorizations, consents, Permits and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Buyer will cooperate fully with the Sellers and the Transferred Companies in promptly seeking to obtain all such authorizations, consents, Permits and approvals. As promptly as practicable, and in any event within 10 business days after the date of the execution of this Agreement or such later date as the Buyer and the Sellers may agree in writing, the Sellers and the Buyer shall file notifications under and in accordance with the HSR Act and any similar foreign filings with respect to the transactions contemplated hereby, seek early termination of any waiting period thereunder and supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or similar foreign requirements. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or the termination or expiration of required waiting periods.

                  (b) The Sellers shall use all reasonable commercial efforts to obtain all consents, waivers or other approvals from all Persons (other than Governmental Authorities) listed in EXHIBIT 6.6(B) (it being understood that no party shall be required to pay any money to the Person from whom such consent, waiver or approval is sought (other than reimbursement of the reasonable out-of-pocket costs of providing the same) or otherwise undertake any new obligation to such Person or waive any existing benefit or right in order to obtain any such consent, waiver or approval). The parties will cooperate with each other in exercising such reasonable efforts. The failure to obtain any such consent, waiver or approval shall not constitute a failure to fulfill any of the conditions set forth in Section 4 of this Agreement; PROVIDED, HOWEVER, the Sellers shall, with respect to any Contract as to which a required consent, waiver or approval is listed in EXHIBIT 6.6(B), arrange for Buyer to receive substantially the same benefits under such Contract after the Closing to which the Buyer would have been entitled if such consent, waiver or approval had been obtained.

         6.7. NO SECTION 338 ELECTION. The Buyer and the Sellers hereby agree that they will make no election pursuant to Section 338 of the Code (or any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the stock of the Transferred Companies hereunder.

         6.8. WARN. The Buyer shall indemnify the Sellers and their Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under WARN or under any state, local or foreign law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any action taken by the Buyer or any of the Transferred Companies following the Closing.

         6.9. FURTHER ASSURANCES. From time to time after the Closing, at the request of the Buyer, the Sellers shall execute and deliver any further instruments and take such other action as the Buyer may reasonably request to carry out the transactions contemplated hereby.

         6.10.    NOTIFICATION; SUPPLEMENTS TO DISCLOSURE LETTER.

                  (a) Each of the Sellers, on the one hand, and the Buyer, on the other hand, agrees to give prompt notice to the other party of any event or circumstance occurring or existing on or after the date of this Agreement that, directly or indirectly, (i) may contravene, conflict with or result in a violation or breach of (A) any representation or warranty of such party contained in this Agreement, whether made as of the date of this Agreement or as of the Closing Date, or (B) any covenant or agreement of such Party contained in this Agreement, or (ii) may render any of the conditions specified in Sections 4 and/or 5 incapable of being satisfied before the Expiration Date; PROVIDED, HOWEVER, that, except as set forth in Sections 6.10(b) and 6.10(c) below, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (b) Prior to the Closing, the Sellers may supplement or amend the Disclosure Letter with respect to any matter existing or occurring at or prior to the date of this

         Agreement; PROVIDED, HOWEVER, that the Disclosure Letter shall not be deemed supplemented or amended for purposes of the rights or obligations of the Buyer under this Agreement unless and until the Buyer has accepted such supplement or amendment in writing prior to the Closing.

                  (c) Prior to the Closing, the Sellers may revise the Disclosure Letter with respect to any matter arising after the date of this Agreement by delivery of such proposed revision to the Buyer, together with a statement as to whether the Sellers believe the revision is a Routine Update or a Material Update. Any such revision constituting a Routine Update shall constitute an effective amendment of the Disclosure Letter for all purposes of this Agreement. If the Buyer disputes that such revision constitutes a Routine Update by delivering to the Sellers written notice of such dispute within ten days of delivery of such revision, the parties shall retain all of their rights under this Agreement respecting such disputed item. If, despite such dispute, such proposed revision is a Routine Update, then such revision shall constitute an effective amendment of the Disclosure Letter. In the event such revision constitutes a Material Update, the Buyer shall have ten days to provide a written notice to the Sellers under Section 7.1(b)(1), with the provision of such notice and the rights of the Buyer under Section 7.1(b) following delivery of such notice being the sole remedy relating to matters set forth in the Material Update, and if the Buyer does not provide such a notice within such period, the Material Update shall constitute an effective amendment of the Disclosure Letter for all purposes of this Agreement (including for purposes of curing any misrepresentation or breach of warranty that would have existed hereunder had the Material Update not been made). If a Material Update is provided less than ten days before the Expiration Date, the Expiration Date shall be extended until ten days after the Material Update is so provided in order to afford the Buyer an opportunity to review such Material Update as contemplated by the immediately preceding sentence and, if prior to the end of such ten-day period, the Buyer shall have provided a written notice to the Sellers under Section 7.1(b), the Expiration Date shall occur not sooner than the tenth day following the receipt by the Sellers of such notice.

         6.11. CONFLICTS OF INTEREST. Buyer hereby waives on its own behalf, and agrees to cause each of the Transferred Companies to waive, any conflicts that may arise in connection with (a) counsel representing any of the Transferred Companies in connection with the transactions contemplated by this Agreement representing the Sellers after the Closing and (b) the communication by such counsel to the Sellers, in any such representation, of any fact known to such counsel, including in connection with a dispute with the Buyer prior to, on or following the Closing.

         6.12.    TAX MATTERS.

                  (a)      TAX RETURNS AND TAX LIABILITY.

                           (i) The applicable income, deductions and credits with respect to the Transferred Companies for taxable periods ending on or before the Closing Date ("PRE-CLOSING PERIODS") will be included in the Pre-Closing Combined Returns. The Sellers shall be solely responsible for all Pre-Closing Taxes of the Transferred Companies and the Combined Group. The Buyer shall be responsible for, and shall indemnify and hold harmless the Sellers with respect to, all other Taxes of the Transferred Companies.

                           (ii) The Sellers shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for the Transferred Companies for Pre-Closing Periods which are required to be filed (giving effect to any allowed extensions) after the Closing Date.

                           (iii) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Transferred Companies for Tax periods which end after the Closing Date. In the case of each such Tax Return for a period which begins before and ends after the Closing Date (a "STRADDLE PERIOD"), the Buyer shall deliver a draft of such Tax Return to the Sellers at least fifteen (15) days prior to the date such Tax Return is required to be filed (giving effect to any allowed extensions) and shall not file such Tax Returns without consent of Sellers, which consent shall not be unreasonably withheld. Sellers shall pay to Buyer at least five (5) days before the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period which ends on the Closing Date. For purposes of determining in the case of any Taxes that are imposed on a periodic basis the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date, such portion shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Closing Date. For all purposes of Section
         6.12 and 6.13, any income, deductions, credits and Taxes of the Transferred Companies resulting from a transaction not in the Ordinary Course of Business occurring on the Closing Date but after the Closing shall be deemed to occur on the date following the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Transferred Companies.

                  (b) TAX REFUNDS. The Sellers shall be entitled to all refunds of Pre-Closing Taxes. If the Buyer or any of the Transferred Companies receives any refund with respect to Pre-Closing Taxes to which the Sellers are entitled, the Buyer shall promptly pay (or cause the relevant Transferred Companies to pay) the entire amount of such refund (including interest) to the Sellers. If the Sellers receive any refund to which the Buyer is entitled, the Sellers shall promptly pay the entire amount of such refund (including interest) to the Buyer.

                  (c) TRANSFER TAXES. The Buyer agrees to pay any sales, use, transfer, stock transfer or withholding or like Taxes related to the transactions contemplated by this Agreement, other than Taxes related to the transfer of the CWD Windows and Doors division of Broan-NuTone Canada Inc. to CWD Windows and Doors, Inc. as contemplated by Section 6.22 of this Agreement, which Taxes shall be the sole responsibility of the Sellers. If required in connection with any Tax filing, the Sellers and the Buyer shall agree to a reasonable allocation of the Purchase Price to the affected parcels of Real Property.

                  (d)      COOPERATION AND CONTROL OF TAX DISPUTES.

                           (i) The Buyer and the Sellers agree to cooperate and to cause each of the Transferred Companies to cooperate with them to the extent reasonably required after the Closing Date in connection with (1) the filing, amendment, preparation and execution of all Tax Returns with respect to any Transferred Company, and (2) any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any Transferred Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a "CONTEST"). Within a reasonable time (but not more than ten (10) days) after the Buyer or any of the Transferred Companies or the Sellers receive official notice of any such Contest, the Buyer or the Sellers, as the case may be, shall notify or cause the applicable Transferred Company or Transferred Companies to notify the other in writing of such Contest.

                           (ii) After the Closing Date, except in the case of any Contest involving any asserted Tax liability or refund with respect to any Transferred Company relating to a Pre-Closing Combined Return, and except as provided in (iii) and (iv) below, Buyer shall control the conduct, through counsel of its own choosing, of any Contest; provided that the Buyer shall not be permitted to settle, compromise, and/or concede any portion of such Contest in any manner which would adversely affect the Sellers without the written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

                           (iii) In the case of a Contest after the Closing Date that relates solely to Pre-Closing Taxes (including, without limitation, any Pre-Closing Combined Returns), or any Taxes for which the Seller may be responsible pursuant to Section 6.13(a)(iv), the Sellers shall control the conduct of such Contest, but Buyer shall have the right to participate in such Contest (or, in the case of a Contest that relates to a Combined Tax Return of the Sellers, in any portion of such Contest that related to any Transferred Company) at its own expense, and the Sellers shall not be permitted to settle, compromise and/or concede any portion of such Contest that is reasonably likely to adversely affect Post-Closing Taxes without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, with respect to any Contest other than a Contest that relates solely to a Combined Tax Return of the Sellers, if the Sellers notify the Buyer in writing that they decline to assume control of the conduct of any such Contest within 30 days following the receipt by the Sellers of notice from the Buyer pursuant to Section 6.12(d)(i) of such Contest, Buyer shall have the right but not the obligation to assume control of such Contest, and shall be able to settle, compromise and/or concede such Contest; provided, however, that the Sellers shall have no indemnification obligations with respect to any matter with respect to which the Buyer shall have assumed control if such matter shall be settled by the Buyer without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed).

                           (iv) In the case of a Contest that relates to a Straddle Period and includes issues in respect of both Pre-Closing and Post-Closing Taxes, Buyer shall control the conduct of such Contest, but the Buyer shall not be permitted to settle, compromise and/or concede such Contest without the consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

                           (v)      No loss, credit or other item of a
         Transferred Company may be carried back without the Sellers' written consent, which the Sellers may withhold in their sole and absolute discretion, to a taxable period for which either Seller or any subsidiary of the Sellers filed a Pre-Closing Combined Return with such Transferred Company unless such carryback is required by law. The Sellers shall promptly pay over to the Buyer the amount of any refund (including interest) received as a result of such a permitted carryback but may retain any refund (including interest) resulting from a carryback not so permitted.

                           (vi) The Sellers agree to cooperate with the Buyer, and the Buyer agrees to cooperate (and cause each of the Transferred Companies to cooperate) with the Sellers, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the Transferred Companies.

         6.13. TAX INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement, the sole indemnification obligations of any party hereunder in respect of Taxes shall be provided by this Section 6.13.

                  (a) TAX INDEMNIFICATION BY THE SELLERS. Subject to the limitations contained in Sections 8.1 and 8.3, the Sellers jointly and severally agree to indemnify, defend and hold harmless the Indemnified Buyer Parties from and against any and all Losses based upon, arising from or relating to:

                           (i)      Pre-Closing Taxes;

                           (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Transferred Companies was a member on or prior to the Closing Date by reason of liability under Treasury Regulation ss.1.1502-6, Treasury Regulation ss.1.1502-78 or comparable provision of foreign, state or local Law;

                           (iii) without duplication, Pre-Closing Taxes imposed on an Indemnified Buyer Party as a result of (x) any inaccuracy in or breach of any representation or warranty made by the Sellers in
         Section 2.20 of this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date or (y) a breach of a covenant or agreement set forth in Section 6.12; and

                           (iv) Taxes required to be paid after the date hereof by any of the Transferred Companies to any party under any Tax Sharing Agreements in effect prior to the Closing (whether written or not) or by reason of being, prior to Buyer's ownership, a successor-in-interest or transferee of another entity.

                  (b) TAX INDEMNIFICATION BY THE BUYER. Subject to the limitations contained in Sections 8.1 and 8.5, the Buyer agrees to indemnify, defend, and hold harmless the Indemnified Seller Parties from and against all Losses based upon, arising from or relating to:

                           (i)      any and all Post-Closing Taxes, and

                           (ii) any and all Taxes of the Buyer or any of its Affiliates (other than the Transferred Companies).

                  (c)      TAX INDEMNIFICATION PAYMENT PROCEDURES.

                           (i) Payment by an Indemnifying Party of any amount due to an Indemnified Party under this Section 6.13 shall be made within ten (10) days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Authority or other applicable Person is due by the Indemnified Party, provided that the Indemnifying Party shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Governmental Authority or applicable Person. In the case of a Tax that is contested in accordance with the provisions of Section 6.12(d), payment of such contested Tax will not be considered due earlier than the date a "final determination" to such effect is made by such Governmental Authority. For this purpose, a "final determination" shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, and agreement contained in Internal Revenue Service form 870-D or other comparable form, an agreement that constitutes a "determination" under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                           (ii) All amounts required to be paid pursuant to this Section 6.13 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

                           (iii)    Any payments required pursuant to this
         Section 6.13 that are not made within the time period specified in this
         Section 6.13 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

         6.14.    ACTIONS WITH RESPECT TO FINANCING.

                  (a) The Buyer and its Affiliates shall perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters, shall maintain the same in full force and effect, and shall not, without the prior written consent of the Sellers, amend, terminate or waive any provisions under such Commitment Letters if such amendment, termination or waiver would adversely affect in any material respect the likelihood of the Buyer and/or the Transferred Companies receiving the funds contemplated by the Commitment Letters prior to the Expiration Date. The Buyer shall from time to time provide such information as the Sellers may reasonably request regarding the status of the financing for the transactions contemplated hereby and related negotiations.

                  (b) The Buyer shall provide prompt written notice to the Sellers following its receipt of notification by any financing source under the Debt Commitment Letter of such source's refusal or intended refusal to provide the financing described in the Debt Commitment Letter and, in each case, the stated reasons therefor (if any). In any such event, the Buyer shall use reasonable commercial efforts to arrange a substitute for such financing on terms no less favorable to the Buyer than under the Debt Commitment Letter as promptly as practicable.

                  (c) The Sellers shall cooperate fully with the Buyer and its Affiliates in connection with the fulfillment of its obligations under this Section 6.14 and the fulfillment of the condition set forth in Section 4.7, including without limitation, causing the Sellers, the Transferred Companies and their respective officers, employees, advisers and authorized representatives to (i) assist with the preparation of such offering memoranda and documentation as is required under the Commitment Letters, (ii) complete the work necessary to permit the Transferred Companies to obtain the Transferred Companies' Financials on a schedule that is consistent with the schedule for Nortek receiving its audited financial statements for such year, and
         (iii) meet with potential lenders and financing sources.

                  (d) The Sellers shall provide such assistance to and cooperate with their independent auditors as such independent auditors may reasonably request to enable them to complete the preparation of the Transferred Companies' Financials, and to render an unqualified opinion on the Transferred Companies' Financials. Upon the request of the Buyer, the Sellers shall (i) use their commercially reasonable efforts to cause their independent auditors to deliver to the Securities and Exchange Commission (the "SEC") any auditor's consent that is required to be included in any filing with the SEC that includes or incorporates by reference the Transferred Companies' Financials and (ii) to the extent the Buyer or any of its Affiliates conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the financial statements relating to the Transferred Companies), use their commercially reasonable efforts to cause their independent auditors to deliver a letter containing statements and information of the type ordinarily included in accountant's "comfort letters" with respect to the financial statements and financial information relating to the Transferred Companies contained or incorporated by reference in any such document relating to any such offering, in the case of each of (i) and (ii) above, within the time period reasonably requested by the Buyer or any of its Affiliates. In addition, in connection with any SEC filing required to be made by the Buyer or any of its Affiliates (or any SEC review of such filing), the Sellers shall permit the Buyer and its authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Sellers and its Affiliates relating to the Transferred Companies solely for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing; PROVIDED, HOWEVER, that any information obtained by the Buyer and its authorized representatives hereunder shall be governed by the Confidentiality Agreement and any other reasonable confidentiality agreement requested by the Sellers. The Buyer shall be solely responsible for all reasonable costs and expenses incurred by the Sellers in performing their obligations under this Section 6.14(d) (including all reasonable fees and disbursements of the Sellers' independent auditors).

         6.15. CLAIMS UNDER SELLER INSURANCE POLICIES. The Buyer acknowledges that the Transferred Companies, former Subsidiaries of the Transferred Companies, and parties with whom the Transferred Companies and such Subsidiaries have done business (collectively, the "COVERED PARTIES") have been covered for certain periods under insurance policies maintained by the Sellers or certain of their Affiliates. The Sellers and the Buyer hereby agree that the coverage under these policies will cease to apply to the Covered Parties for occurrences after the Closing Date. The Sellers agree to allow the Covered Parties to continue to be covered by the insurance policies of the Sellers for pre-Closing occurrences related to the Covered Parties and the Sellers shall, and shall cause their Affiliates to, cooperate fully in the processing of claims related to such occurrences; PROVIDED, HOWEVER, that the Buyer or the Transferred Companies reimburse the Sellers for all charges to Sellers or any of their Affiliates incurred after the Closing Date in connection with claims under such policies (including, without limitation, all retained or deductible amounts (appropriately pro-rated), legal fees, premium tax payments and claim administration fees), except to the extent that the Buyer is entitled to indemnification from the Sellers for such charges under this Agreement. The Buyer or the Transferred Companies shall, promptly after receipt of notice and supporting documentation (and in any event within 30 days), reimburse the Sellers for all such amounts charged to the Sellers.

         6.16.    RELEASE OF PARTIES AND THEIR AFFILIATES.

                  (a) The Buyer shall cause the Sellers and their Affiliates to be released from all obligations, including without limitation any obligations to provide stand-by letters of credit, in respect of any Indebtedness of the Transferred Companies listed on
         EXHIBIT 6.16(A) following the Closing; PROVIDED, that the Buyer shall not be responsible for any failure of any Person holding such letters of credit to abide by an agreement by which such holder is bound; and PROVIDED, FURTHER, that in the event any amount is drawn under any such letter of credit following the Closing, then the Buyer shall promptly reimburse the Sellers in cash for the full amount drawn. The parties will cooperate with each other and Nortek shall cause its lenders under the Credit Agreement to cooperate with the parties in obtaining such releases.

                  (b) The Sellers shall use their reasonable commercial efforts to (i) seek to have the Transferred Companies and their Affiliates replaced by the Sellers or otherwise released, from and after the Closing, from all obligations in respect of the Contracts listed in Part A of EXHIBIT 6.16(B) and (ii) assign to Ply Gem their rights under the Contracts listed in Part B of EXHIBIT 6.16(B); PROVIDED, HOWEVER, that the Sellers shall not be required to pay any moneys to any counterparty to any such Contract (other than reimbursement of the reasonable out-of-pocket costs of providing the same) or otherwise
         undertake any new obligation to any of such counterparty (other than to provide financial information respecting the Sellers, subject to reasonable confidentiality provisions) or waive any benefit or right in order to obtain any such replacement or release. The parties will cooperate with each other in exercising such reasonable efforts. The provisions of this Section 6.16(b) shall expire six months following the Closing; PROVIDED, that no such expiration shall relieve the Sellers of any liability for any breach of this provision occurring while such provision is in effect.

         6.17. PAYMENT IN FULL OF CERTAIN TRANSFERRED COMPANY INDEBTEDNESS. The Sellers shall, prior to the Closing, (i) cause the release referred to in
Section 4.8 to be obtained and (ii) pay or cause to be paid in full or otherwise terminated in a manner reasonably satisfactory to the Buyer to each Transferred Company all Indebtedness owed to such Transferred Company by such Seller or any Affiliate of such Seller. At and as of the Closing, any Indebtedness owed by any Transferred Company to any Seller or to any Affiliate of any of the Sellers shall be canceled, and all Indebtedness owed by any Transferred Company other than the Indebtedness listed in EXHIBIT 6.17 shall be paid in full.

         6.18. NO SOLICITATION OF ACQUISITION PROPOSALS. As an inducement to the Buyer to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing Date and (b) the termination of this Agreement in accordance with Section 7, except for the transactions contemplated hereby, the Sellers shall not, and shall cause each Transferred Company and each of the Affiliates and authorized representatives of each Transferred Company and the Sellers not to, directly or indirectly, (i) initiate, solicit or encourage, or respond to, any inquiry or proposal by any Person with respect to (a) a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution or similar transaction involving any Transferred Company, (b) a sale, lease, exchange or other disposition of all or any portion of the business, properties or assets of any Transferred Company (other than in the Ordinary Course of Business) or the outstanding shares of capital stock of, or other ownership interests in, any Transferred Company or (c) a sale of any securities of, or otherwise making an investment in, any Transferred Company (each, an "ACQUISITION PROPOSAL"), or (ii) enter into any discussions, negotiations or agreements concerning an Acquisition Proposal with, or provide any information concerning any Transferred Company or afford any access to properties, books and records of any Transferred Company to, or otherwise assist or facilitate any effort relating to an Acquisition Proposal by, any Person. The Sellers shall, and shall cause each Transferred Company and each of the Affiliates and authorized representatives of each Transferred Company and the Sellers to, immediately cease any existing discussions or negotiations with any Person concerning any Acquisition Proposal.

         6.19.    NON-COMPETITION; NON-SOLICITATION.

                  (a) Each of the Sellers acknowledges that (v) the Transferred Companies are engaged in the business of manufacturing and marketing vinyl siding, windows, patio doors, fencing, railing and decking for the residential repair/remodeling and new construction markets (the "TRANSFERRED COMPANY BUSINESS"); (w) the Company Business is conducted throughout the United States of America and Canada; (x) its ownership until the Closing Date of the Transferred Companies has given it trade secrets of and confidential information concerning the Transferred Companies; (y) the agreements and covenants contained in this Section 6.19 are essential to protect the business and goodwill of the Transferred Companies; and
         (z) the Buyer would not purchase the Shares but for such agreements and covenants. Accordingly, each covenants and agrees as follows:

                           (i) For a period of two (2) years commencing on the Closing Date (the "RESTRICTED PERIOD"), no Seller shall, in the United States of America or in Canada, directly or indirectly, (A) engage in the Transferred Company Business for such Seller's own account; (B) except as agreed to in writing by the Buyer and such Seller, render any services to any Person engaged in the Transferred Company Business or for use in competing with the Transferred Company Business; (C) have an interest in any Person engaged in the Transferred Company Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; PROVIDED, HOWEVER, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (D) interfere in any material respects with business relationships (whether formed prior to or after the date of this Agreement) between any Transferred Company and customers or suppliers of any Transferred Company; and

                           (ii) Without the prior written consent of the Buyer, during the Restricted Period, no Seller shall, directly or indirectly, hire or solicit any employee of any Transferred Company or encourage any such employee to leave such employment or hire any such employee who has left such employment within one (1) year of the termination of such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

                  (b) If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section 6.19, each of the Buyer and each Transferred Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to any of the Buyer or any Transferred Company under law or in equity:

                           (i) The right and remedy to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to each of the Buyer and each Transferred Company and that money damages would not provide an adequate remedy to the Buyer or any Transferred Company; and

                           (ii) The right and remedy to require each Seller to account for and pay over to the Buyer or any Transferred Company, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by such Seller as the result of any transactions constituting a breach of such provision.

                  (c) Each Seller acknowledges and agrees that as to it the provisions of this Section 6.19 are reasonable and valid in geographical and temporal scope and in all other respects. If any court of competent jurisdiction determines that all or any part of any of this Section 6.19 is invalid or unenforceable as to one or more of the Sellers, the remainder of this Section 6.19 shall not be affected and shall be given full effect as to the Sellers or such Seller, without regard to the invalid portions.

                  (d) If any court of competent jurisdiction determines that all or any part of this Section 6.19 is unenforceable as to one or more of the Sellers, such court shall have the power to reduce the scope of this Section 6.19, as to the Sellers or such Seller, and, in its reduced form, such provision shall then be enforceable.

                  (e) The Buyer and each Seller intend to and confer jurisdiction to enforce the provisions of this Section 6.19 upon the courts of any jurisdiction within the geographical scope specified in
         Section 6.19(a). If the courts of any one or more of such jurisdictions hold the provisions of this Section 6.19 unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and each Seller that such determination not bar or in any way affect the right of the Buyer or any Transferred Company to the relief provided above in the courts of any other jurisdiction within the geographical scope specified in Section 6.19(a), as to breaches of the provisions of this Section 6.19 in such other respective jurisdictions, the provisions of this Section 6.19 as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         6.20.    POST-CLOSING LIMITATIONS.

                  (a) Nortek shall not, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets in a single transaction or a series of related transactions (including without limitation in connection with an internal corporate restructuring), unless the Person or Persons that acquire or lease such property and assets shall expressly assume, by a written instrument, executed and delivered to the Buyer, all of the obligations of Nortek under this Agreement; PROVIDED that the sale, lease, conveyance, transfer or disposition of either (but not both) of the residential building products segment of Nortek (the "RESIDENTIAL BUILDING PRODUCTS SEGMENT") or the air conditioning and heating products segment of Nortek (the "HVAC SEGMENT") at a time when Nortek and its Subsidiaries own both such segments shall not be deemed to constitute a sale, lease, conveyance, transfer or disposition of all or substantially all of Nortek's property and assets; and PROVIDED, FURTHER, that in connection with the sale, lease, conveyance, transfer or disposition of either (but not both) of the Residential Building Products Segment or the HVAC Segment at a time when Nortek and its Subsidiaries own both such segments, the Person or Persons that acquire or lease such segment may expressly, unconditionally and irrevocably assume, by a written instrument executed and delivered to the Buyer, all of the obligations of the Sellers under this Agreement. In the event that the Person or Persons acquiring or leasing such segment, as contemplated by and in accordance with the immediately preceding sentence, assume in writing the obligations of the Sellers under this Agreement as provided above, the Sellers shall be fully, finally and irrevocably released from all such obligations; PROVIDED, HOWEVER, the Sellers shall not be released from a particular obligation set forth on EXHIBIT 6.20 hereto unless and until the Sellers have caused the applicable Transferred Company to be fully, finally and irrevocably released from such obligation. Nortek agrees that promptly following the execution of definitive documentation with respect to a sale, lease, conveyance, transfer or disposition pursuant to which another Person or Persons are required to or will assume the obligations of the Sellers under this Agreement as contemplated by and in accordance with the foregoing provisions of this Section 6.20(a), Nortek shall provide written notice to the Buyer of such execution and reasonable details with respect thereto, including without limitation the identity of the Person that has agreed to acquire or lease such property and assets and the anticipated closing date.

                  (b) Nortek acknowledges and agrees that irreparable injury to the Buyer may result if Nortek breaches any covenant of Nortek contained in this Section 6.20 and that the remedy at law for the breach of any such covenant may be inadequate. Accordingly, if Nortek engages in any act in violation of the provisions of this
         Section 6.20, the Buyer shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of this
         Section 6.20.

         6.21. PAYMENT OF YEAR END BONUSES. Prior to the Closing, the Sellers shall pay a year-end bonus for the 2003 calendar year to the executive officers of the Transferred Companies in an amount (each, a "Paid Bonus Amount") determined on an individual basis in accordance with, and subject to, the terms of the performance bonus plan applicable to such individual and based upon an estimate by the Seller of the financial results of the applicable Transferred Companies for the year-ended December 31, 2003 (the "Year End Estimates"); provided, however, if it is determined after the Closing and upon receipt of the Transferred Companies' Financials that the Paid Bonus Amount paid to any such executive officer is more than the amount (each an "Actual Bonus Amount") calculated in accordance with the applicable bonus plan using the Transferred Companies' Financials, the Buyer shall pay or cause to be paid to Nortek within 30 days of receipt of the Transferred Companies Financials an amount equal to the difference between the aggregate Paid Bonus Amounts and the aggregate Actual Bonus Amounts.

         6.22. TRANSFER OF CWD. Prior to the Closing, Nortek shall transfer or shall cause the transfer of all of the assets and liabilities constituting the CWD Windows and Doors division of Broan-NuTone Canada Inc. to CWD Windows and Doors, Inc. pursuant to written documentation reasonably acceptable to the Buyer and on substantially the terms set forth on EXHIBIT 6.22 hereto. Except for purposes of this Section 6.22 and for Section 4.2, it shall be assumed for all purposes of this Agreement that the aforementioned transfer was consummated as of the date of this Agreement.

         6.23. POST-CLOSING ENVIRONMENTAL SAMPLING. The Buyer agrees that, after the Closing, it shall not, and shall cause the Transferred Companies and its and their respective Affiliates not to, initiate, conduct or authorize any sampling and analysis of surface or subsurface soil or water (collectively, "SAMPLING") at any of the Real Property, except for any such Sampling (i) required, as reasonably determined by the Buyer, by applicable Environmental Laws, (ii) required by a Governmental Authority, (iii) recommended by an independent environmental consultant in a Phase I environmental site assessment in connection with a proposed sale of such Real Property or of the stock of the Buyer, any direct or indirect parent company or any Transferred Company or in connection with a material financing transaction of a Transferred Company, or (iv) undertaken with the express written consent of the Sellers. Promptly following the execution hereof, the Sellers and the Buyer shall cooperate to cause the Buyer's environmental consultant to conduct Sampling with respect to the environmental conditions at the Calgary facility of CWD Windows and Doors disclosed in Section 2.21 of the Disclosure Letter (the "CALGARY CONDITION"). After the Closing, any Transferred Company may engage in Sampling with respect to the Calgary Condition based on the recommendation of its environmental consultant.

7.       TERMINATION; EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         7.1. TERMINATION. The parties may not terminate this Agreement other than as follows:

                  (a) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (1) in the event at any time after the date hereof the Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement which would give rise to a failure of the conditions to Closing set forth in Section 4.1 or 4.2 of this Agreement to be satisfied if the Closing were to be held at such time, the Buyer has notified the Sellers in writing of such failure, and the Sellers have not effected a remedy to such failure within ten days following the receipt by the Sellers of such notice, (2) any of the conditions set forth in Section 4 is not capable of being satisfied prior to the Expiration Date, provided that the Buyer is not then in breach of any representation, warranty, covenant or agreement that would give rise to the failure of a condition set forth in Section 5.1 or 5.2, or (3) if the Closing shall not have occurred on or before March 31, 2004 (the "EXPIRATION DATE") by reason of the failure of any condition precedent under Section 4 hereof (unless the failure results primarily from the Buyer itself willfully or intentionally breaching any representation, warranty, covenant or agreement contained in this Agreement).

                  (c) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (1) in the event at any time after the date hereof the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement which would give rise to a failure of the conditions to Closing set forth in Section 5.1 or 5.2 of this Agreement to be satisfied if the Closing were to be held at such time, the Sellers have notified the Buyer in writing of such failure, and the Buyer has not effected a remedy to such failure within ten days following the receipt by the Buyer of such notice, (2) any of the conditions set forth in
         Section 5 is not capable of being satisfied prior to the Expiration Date, provided that the Sellers are not then in breach of any representation, warranty, covenant or agreement that would give rise to the failure of a condition set forth in Sections 4.1 or 4.2, or (3) if the Closing shall not have occurred on or before the Expiration Date by reason of the failure of any condition precedent under Section 5 hereof (unless the failure results primarily from the Sellers themselves willfully or intentionally breaching any representation, warranty, covenant or agreement contained in this Agreement).

         7.2. EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except that (a) the rights and obligations of the parties under Sections 6.4,
7.2 and 10 shall survive such termination, and (b) nothing herein shall relieve any party from liability for any willful or intentional breach hereof occurring prior to termination. The Confidentiality Agreement shall survive the termination of this Agreement as set forth therein.

8.       SURVIVAL; GENERAL INDEMNIFICATION.

         8.1. SURVIVAL. Notwithstanding any right of the Buyer to investigate fully the affairs of any Transferred Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing. All representations and warranties contained in this Agreement shall terminate and expire on the Survival Termination Date with respect to any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty that is not made prior to such date by the Buyer giving written notice to the Sellers, except for the representations and warranties of the Sellers contained in (a) Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.24, all of which representations and warranties shall survive without limitation, (b) Sections 2.12 and 2.20 (but in the case of Section 2.12, only in respect of any matter constituting a violation of Law or relating to a controlled group liability), all of which representations and warranties shall terminate and expire on the date which is 90 days after the date upon which the liability to which any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty may relate is barred by all applicable statutes of limitations (including, without limitation, all periods of extension, whether automatic or permissive), and (c) Section 2.21, all of which representations and warranties shall terminate and expire on the date that is three (3) years after the Closing Date, with respect to any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty that is not made prior to such date by the Buyer giving written notice to the Sellers. Except as otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         8.2. OBLIGATION OF THE SELLERS TO INDEMNIFY. Subject to the limitations contained in Sections 8.1 and 8.3, the Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer and its directors, officers, employees, shareholders, partners, members, Affiliates, successors, assigns, consultants, accountants, counsel, advisors and other agents or representatives (collectively, the "INDEMNIFIED BUYER PARTIES") from and against any and all Losses based upon, arising from or relating to:

                  (a) any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement or in any certificate or other document delivered by the Sellers pursuant to this Agreement (other than any inaccuracy in or breach of any such representation or warranty set forth in Section 2.20, the indemnification for which is exclusively provided by Section 6.13), including without limitation
         Section 4.3, as of the date such
         representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date;

                  (b) any breach of any covenant or agreement of the Sellers contained in this Agreement or any other document delivered by the Sellers pursuant to this Agreement (except in respect of Taxes, the indemnification for which is exclusively provided by Section 6.13);

                  (c) the conduct of business, the ownership or use of properties or assets or the incurrence of any liability or obligation by any Seller or any Seller's Subsidiaries or Affiliates or former Subsidiaries or Affiliates, other than the Transferred Companies;

                  (d) the conduct of business, the ownership or use of properties or assets or the incurrence of any liability or obligation by the Transferred Companies based upon, arising from or relating to any division, business unit, operations, Subsidiary or Affiliate of any Transferred Company that was sold, discontinued or otherwise transferred or disposed of prior to the Closing Date (collectively, the "FORMER OPERATIONS"), and any obligation under any agreement pursuant to which any Former Operation was sold, transferred, disposed of or discontinued;

                  (e) (i) any liability of Studley Products, Inc. in respect of the Production Service and Sales District Council Pension Fund or (ii) any liability of any Transferred Company in respect of any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) subject to Title IV of ERISA in effect prior to the Closing, other than the Ply Gem Industries, Inc. Group Pension Plan;

                  (f) any liabilities or obligations based upon, arising from or relating to any lease under which any Former Operation is or was a party and Ply Gem is a guarantor, co-tenant or other obligor, including without limitation, the leases set forth in EXHIBIT 8.2(F);

                  (g) any Proceeding set forth in Section 2.11 of the Disclosure Letter that is identified with a double asterisk;

                  (h) any liability arising from or under any Environmental Law with respect to the conduct of business, the ownership or use of properties or assets or the incurrence of any liability or obligation by Thermal Gard, Inc. prior to the Closing;

                  (i) any Losses in respect of harm to human health arising from the Calgary Condition;

                  (j) one-half (1/2) of any Losses (other than Losses referred to above in Section 8.2(i)) in excess of $750,000 arising from the Calgary Condition; or

                  (k) enforcing the indemnification provided for under this Agreement.

         The provisions of Section 8.2(i) and 8.2(j) shall expire and have no further force and effect with respect to any matter as to which the Indemnified Buyer Parties shall not have made a claim in writing against the Sellers on or prior to the fifth anniversary of the Closing Date unless prior to the Closing the Buyer provides written notice to the Sellers that a Sampling conducted by a nationally-recognized independent environmental consultant has determined that contamination arising from the Calgary Condition appears likely to have migrated beyond the borders of the Calgary facility.

         8.3. LIMITATIONS ON INDEMNIFICATION BY SELLERS. The indemnification provided for in Sections 6.13 and 8.2 shall be subject to the following limitations:

                  (a) The Sellers shall not be obligated to pay any amounts for indemnification under Section 8.2(a), except those based upon, arising from or otherwise relating to Sections 2.1, 2.2, 2.3, 2.4, 2.5,
         2.12 (but, in the case of Section 2.12, only in respect of any matter constituting a violation of Law or relating to a controlled group liability), 2.20 and 2.24 (the "SELLER BASKET EXCLUSIONS"), until the aggregate amounts for indemnification under such Sections, exclusive of those based on the Seller Basket Exclusions, equals $7,000,000 (the "BASKET AMOUNT"), after the occurrence of which the Sellers shall be obligated to pay in full all such amounts for such indemnification in excess of the Basket Amount.

                  (b) The Sellers shall be obligated to pay any amounts for indemnification based on the Seller Basket Exclusions (in accordance with their liability as set forth in Sections 6.13 and 8.2) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (c)      The maximum amount of indemnification payments under
         Section 8.2(a) to which the Indemnified Buyer Parties shall be entitled to receive indemnification in connection with inaccuracies in or breaches of representations or warranties of the Sellers referred to therein (excluding those based upon, arising out of or otherwise in respect of, the Seller Basket Exclusions), shall not exceed $50,000,000 in the aggregate (the "CAP AMOUNT").

                  (d) For all purposes of Section 6.13, Section 8.2(a) and this Section 8.3, including for purposes of determining whether a breach has occurred and determining the amount of any Loss, each representation and warranty of the Sellers referred to therein (other than Section 2.10) shall be considered without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth in such representation or warranty.

                  (e) Indemnification under Section 6.13 and Section 8.2 of an Indemnified Buyer Party by the Sellers shall be limited to the amount of any Loss that remains after deducting therefrom (and the cumulative amount of all Losses for purposes of determining the Basket Amount shall be reduced by the amount of) (i) any tax benefit actually realized by such Indemnified Buyer Party and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by an Indemnified Buyer Party from any third party with respect thereto.

                  (f) None of the Indemnified Buyer Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Buyer Party has already recovered the full amount of such Indemnified Buyer Party's Losses with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 1.4 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of the Closing Net Working Capital, and no Indemnified Buyer Party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.

                  (g) The Sellers shall not be obligated to indemnify the Indemnified Buyer Parties in respect of (i) any Losses which result from matters discovered as a result of Sampling undertaken in breach of the covenant in Section 6.23 of this Agreement or (ii) any Losses for environmental remediation arising out of a breach or inaccuracy in the representations and warranties in Section 2.21 beyond the standard for such remediation in effect under applicable Environmental Laws on the date hereof with respect to the use of the applicable facility or property on the date hereof.

         8.4. OBLIGATION OF THE BUYER TO INDEMNIFY. Subject to the limitations contained in Sections 8.1 and 8.5, the Buyer agrees to, and, from and after the Closing, agrees to cause each of the Transferred Companies to, indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees, shareholders, partners, members, Affiliates, successors, assigns, consultants, accountants, counsel, advisors and other agents or representatives (collectively, the "INDEMNIFIED SELLER PARTIES") from and against all Losses based upon, arising from or relating to:

                  (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any certificate or other document delivered by the Buyer pursuant to this Agreement, including without limitation Section 5.3, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date;

                  (b) any breach of any covenant or agreement of the Buyer contained in this Agreement or any other document delivered by the Buyer pursuant to this Agreement (except in respect of Taxes, the indemnification for which is exclusively provided by Section 6.13); or

                  (c)      enforcing the indemnification provided for in this
         Section 8.4.

         8.5. LIMITATIONS ON INDEMNIFICATION BY BUYER. The indemnification provided for in Section 6.13(b) and Section 8.4 shall be subject to the following limitations:

                  (a)      For all purposes of 6.13, Section 8.4(a) and this
         Section 8.5, including for purposes of determining whether a breach has occurred and determining the amount of any Loss, each representation and warranty of the Buyer referred to therein shall be considered without regard to any limitation or qualification as to materiality or material adverse effect (or similar concept) set forth in such representation or warranty.

                  (b) Indemnification under Section 6.13 and Section 8.4 of an Indemnified Seller Party by the Buyer shall be limited to the amount of any Loss that remains after deducting therefrom (i) any tax benefit actually realized by such Indemnified Seller Party and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by an Indemnified Seller Party from any third party with respect thereto.

                  (c) None of the Indemnified Seller Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Seller Party has already recovered the full amount of such Indemnified Seller Party's Losses with respect to such matter pursuant to other provisions of this Agreement.

         8.6.     PROCEDURE FOR INDEMNIFICATION. The party making a claim under
Section 6.13 or under this Section 8 is referred to as the "INDEMNIFIED PARTY," and the party against whom such claims are asserted under Section 6.13 or under this Section 8 is referred to as the "INDEMNIFYING PARTY." All claims by any Indemnified Party under Section 6.13 or under this Section 8 shall be asserted and resolved as follows:

                  (a) NOTICE OF ASSERTED LIABILITY. After receipt by the Indemnified Party of notice of any event or circumstance that may result in a Loss for which the Indemnifying Party is or may be obligated to pay amounts for indemnification under this Agreement (each, an "ASSERTED LIABILITY"), the Indemnified Party shall give notice of such Asserted Liability (the "CLAIMS NOTICE") to the Indemnifying Party. The failure to give such notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.

                  (b) NON-THIRD PARTY CLAIMS. If the Claims Notice from the Indemnified Party pertains to an Asserted Liability other than a claim or demand from a third party for which the Indemnifying Party is or may be obligated to pay amounts for indemnification under this Agreement, then the Indemnifying Party shall have 30 days following receipt of the Claims Notice to make such investigation at the expense of the Indemnifying Party of the Asserted Liability as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Asserted Liability. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 30 day period (or any mutually agreed upon extension thereof) on the validity and amount of such Asserted Liability, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim by wire transfer of immediately available funds to an account designated by the Indemnified Party.

                  (c)      OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS.

                           (i)      If the Indemnifying Party elects to
         compromise or defend an Asserted Liability that relates to a claim or demand from a third party (including without limitation a Governmental Authority) for which the Indemnifying Party is or may be obligated to pay amounts for indemnification under this Agreement (a "THIRD PARTY CLAIM"), it shall notify within 30 days following its receipt of the applicable Claims Notice the Indemnified Party of its intent to do so, and the Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such Asserted Liability. During such 30 day period, the Indemnified Party (at the Indemnifying Party's expense) shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties' positions and rights with respect to such claim or demand.

                           (ii) If the Claims Notice pertains to a Third Party Claim, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim if it refuses to acknowledge fully in writing its obligations to indemnify the Indemnified Party in accordance with and subject to the provisions of this Section 8.

                           (iii) If the Indemnifying Party elects not to compromise or defend a Third Party Claim, fails to notify the Indemnified Party of its election as provided in this Agreement or refuses to acknowledge fully in writing its obligations to indemnify the Indemnified Party in accordance with and subject to the provisions of this Section 8, the Indemnified Party may pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); PROVIDED, FURTHER, that notwithstanding the foregoing, the Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken from such court judgment or decree and exercise of such court judgment or decree has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss.

                           (iv) The Indemnifying Party's right to direct the defense shall include the right to compromise or enter into an agreement settling any Third Party Claim; PROVIDED that, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), (x) no such compromise or settlement shall obligate the Indemnified Party to agree to any settlement which requires the taking of any action by the Indemnified Party other than the delivery of a customary release, (y) such compromise or settlement shall include an unconditional release of the Indemnified Party and (z) such compromise or settlement shall not require the taking by the Indemnified Party of any action or require any modification by the Indemnified Party or by any Transferred Company in any business practice. Notwithstanding anything to the contrary contained in the preceding sentence, it is understood that (A) the Indemnified Party shall be obligated to pay amounts in respect of any such compromise or settlement for which the Indemnifying Party is not obligated to indemnify the Indemnified Party under this Agreement and
         (B) the Indemnified Party may withhold or delay its consent to any compromise or settlement described in clause (x) or (z) above unless all Losses associated with any action required to be taken by the Indemnified Party in connection with such compromise or settlement (other than the making of payments referred to in clause (A) of this proviso) are included in the calculation of Losses for purposes of the obligation of the Indemnifying Party to indemnify the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; PROVIDED, HOWEVER, that if in the reasonable opinion of counsel to any Indemnified Party, (I) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (II) there exists a conflict or potential conflict of interest between the Indemnifying Party and such Indemnified Party, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of separate counsel to the Indemnified Party (but, in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one separate counsel and, if necessary, one local counsel, for all Indemnified Parties in respect of the applicable Third Party Claim). If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense and otherwise provide full cooperation in such defense.

                           (v) Notwithstanding anything to the contrary in the foregoing provisions of this Section 8.6(c), the Buyer shall be entitled to compromise or defend any claim or demand from a Governmental Authority having regulatory power under applicable Environmental Laws with respect to the matters for which Losses are subject to indemnification under Section 8.2(j). The Sellers shall have the right to participate in the defense of such claim or demand with counsel selected by them subject to the Buyer's right to direct the defense, and the fees and disbursements of such counsel shall be at the expense of the Sellers.

         8.7. SOLE AND EXCLUSIVE REMEDY. To the maximum extent permitted by applicable Law, from and after the Closing, the remedies provided in Section
6.13 and this Section 8 shall be the sole recourse of all parties hereto in respect of any rights, claims and causes of action (including any arising under or based upon common law) in respect of this Agreement and the transactions contemplated hereby. Nothing in this Section 8.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled (including as provided in any Section of this Agreement) or to seek any remedy on account of any Person's engaging in fraud or intentional misconduct.

         8.8. TREATMENT OF INDEMNIFICATION PAYMENTS. It is the intention of the parties to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

9.       DEFINITIONS.

         Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 9.

         "ACTUAL BONUS AMOUNT" has the meaning set forth in Section 6.21.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AGREEMENT" has the meaning set forth in the preamble.

         "ASSERTED LIABILITY" has the meaning set forth in Section 8.6(a).

         "AUDITED BALANCE SHEET" has the meaning set forth in Section 2.8.

         "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section
2.8.

         "BASKET AMOUNT" has the meaning set forth in Section 8.3(a).

         "BUYER" has the meaning set forth in the preamble.

         "CALGARY CONDITION" has the meaning set forth in Section 6.23.

         "CAP AMOUNT" has the meaning set forth in Section 8.3(c).

         "CHARTER" means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalent charter documents) of any business entity.

         "CLAIMS NOTICE" has the meaning set forth in Section 8.6(a).

         "CLASS A STOCK OPTION" means a stock option issued by Nortek Holdings, Inc. under its 2002 Stock Option Plan and constituting a "Class A" option under such plan.

         "CLOSING" has the meaning set forth in Section 1.3.

         "CLOSING BALANCE SHEET" has the meaning set forth in Section 1.4(a).

         "CLOSING DATE" has the meaning set forth in Section 1.3.

         "CLOSING NET WORKING CAPITAL" has the meaning set forth in Section 1.4(a).

         "COBRA" has the meaning set forth in Section 2.12(g).

         "CODE" means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

         "COMBINED GROUP" means the affiliated group having Nortek Holdings, Inc. as its common parent.

         "COMBINED TAX RETURNS" means the consolidated federal income Tax Return of the affiliated group having Nortek Holdings, Inc. as its common parent and the combined or unitary state or local income Tax Returns of any groups having Nortek Holdings, Inc. as their common parent.

         "COMMITMENT LETTERS" has the meaning set forth in Section 3.6(b).

         "COMPANY PENSION PLAN" has the meaning set forth in Section 2.12(c).

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section
6.4(a).

         "CONTEST" has the meaning set forth in Section 6.12(d).

         "CONTRACT" means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement.

         "COVERED PARTIES" has the meaning set forth in Section 6.15.

         "CREDIT AGREEMENT" means the Loan and Security Agreement dated as of July 25, 2002 among Nortek certain of Nortek's Subsidiaries, Fleet Securities, Inc., Fleet Capital Corporation, Fleet Capital Canada Corporation, Congress Financial Corporation, General Electric Capital Corporation, CIT Group/Business Credit, PNC Bank, National Association, and certain other parties, as from time to time in effect.

         "DEBT COMMITMENT LETTER" has the meaning set forth in Section 3.6(b).

         "DEBT PROVIDERS" has the meaning set forth in Section 3.6(b).

         "DISCLOSURE LETTER" has the meaning set forth in Section 2.1.

         "DISPUTE NOTICE" has the meaning set forth in Section 1.4(b).

         "ENVIRONMENTAL LAWS" means all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution, protection of the environment or exposure to Hazardous Substances, including laws relating to emissions, discharges, releases or threatened releases of pollutants, noise, contaminants, or hazardous or toxic materials or wastes or any other Hazardous Substance into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

         "EQUITY COMMITMENT LETTER" has the meaning set forth in Section 3.6(a).

         "EQUITY PROVIDER" has the meaning set forth in Section 3.6(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

         "ERISA AFFILIATES" has the meaning set forth in Section 2.12(c).

         "EXCHANGE ACT" has the meaning set forth in Section 2.6(b).

         "EXPIRATION DATE" has the meaning set forth in Section 7.1(b).

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.8.

         "FOREIGN PLAN" has the meaning set forth in Section 2.12(i).

         "FORMER OPERATIONS" has the meaning set forth in Section 8.2(d).

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

         "HAZARDOUS SUBSTANCE" means any pollutants, contaminants, hazardous or toxic substance, material or waste, including any "hazardous substance" (as defined in 42 U.S.C. ss. 9601(14)), asbestos-containing material, oil, gasoline and any other petroleum-based substance, noise and electromagnetic emissions.

         "HSR ACT" has the meaning set forth in Section 1.3.

         "HVAC SEGMENT" has the meaning set forth in Section 6.20(a).

         "INDEBTEDNESS" means with respect to any Person, all obligations contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers' acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (g). "INDEMNIFIED BUYER PARTIES" has the meaning set forth in Section 8.2.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.6.

         "INDEMNIFIED SELLER PARTIES" has the meaning set forth in Section 8.4.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.6.

         "INDEPENDENT ACCOUNTANTS" has the meaning set forth in Section 1.4(c).

         "INTELLECTUAL PROPERTY" means, as they exist anywhere in the world, all copyrights and mask works, whether or not registered, any all renewals and extensions thereof, domain names, Internet addresses and other computer identifiers, computer software programs (including all source code, object code, specifications, designs and documentation related to such programs), Patents, Trade Secrets, Trademarks and IP Licenses.

         "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section
2.8.

         "IP LICENSES" has the meaning set forth in Section 2.23(c).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE OF THE SELLERS" means the actual knowledge of any of (a) Lee
D. Meyer, John Wayne, Mark Watson, Bryan Sveinson or Shawn Poe or (b) the executive officers of Nortek.

         "LAW" means any law, statute, constitution, treaty, code, ordinance, regulation or other requirement of any Governmental Authority.

         "LEASED REAL PROPERTY" has the meaning set forth in Section 2.22(b).

         "LIEN" means any mortgage, deed of trust, lease, option, right of first refusal, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

         "LOSSES" means losses, liabilities, judgments, damages, deficiencies, awards, fines, penalties, expenses, fees, costs, or amounts paid in settlement (including interest and reasonable costs or expenses (including, without limitation, attorneys' fees and costs)), arising out of any incident, event, circumstance or Proceeding asserted or initiated or otherwise occurring or existing in respect of any matter; PROVIDED, HOWEVER, that Losses shall not include any of the foregoing in the nature of punitive damages (other than punitive damages payable to a Governmental Authority or other third party in respect of a Third Party Claim).

         "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is materially adverse (i) to the properties, assets, business, financial condition or operating results of the Transferred Companies taken as a whole; PROVIDED, HOWEVER, that no change, effect or circumstance shall be deemed (either alone or in combination) to constitute, nor shall be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the economy or in the industries in which the Transferred Companies operate, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (c) the disclosure of the fact that the Buyer is the prospective acquirer of the Transferred Companies, (d) the announcement of the possibility or pendency of the transactions contemplated hereby or any similar transaction involving any of the Transferred Companies, (e) any change in accounting requirements or principles imposed upon any of the Transferred Companies or any change in applicable laws, rules or regulations or the interpretation thereof, or (f) compliance with the terms of, or the taking of any action required by, this Agreement, or (ii) on the ability of any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         "MATERIAL UPDATE" means any revision to the Disclosure Letter provided by the Sellers to the Buyer pursuant to Section 6.10(c) with respect to which, when considered together with all previous supplements or amendments that the Buyer has accepted under Section 6.10(b) and all Routine Updates and Material Updates that have resulted in amendments to the Disclosure Letter, the Sellers would not be able to provide an accurate certificate as contemplated by Section
4.3 hereof.

         "MULTIEMPLOYER PLAN" has the meaning set forth in Section 2.12(d).

         "MOST RECENT BALANCE SHEET" has the meaning set forth in Section 2.8.

         "NET WORKING CAPITAL" means current assets within the meaning of GAAP (other than cash and cash equivalents, deferred or current income taxes, intercompany accounts receivable from Nortek or any of its Subsidiaries, and assets in respect of fire retardant treated wood products), reduced in the case of inventories of Napco, Inc. by revision of a LIFO adjustment consistent with the adjustment made in the preparation of the Target Net Working Capital, minus current liabilities within the meaning of GAAP (other than any such liabilities in respect of Indebtedness, deferred or current income taxes, intercompany accounts payable to Nortek or any of its Subsidiaries, and liabilities in respect of fire retardant treated wood products), calculated in a manner consistent with the calculation of the Target Net Working Capital as set forth on EXHIBIT 9. In calculating the foregoing, all assets and liabilities of Former Operations shall be excluded.

         "NORTEK" has the meaning set forth in the preamble.

         "ORDER" means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Transferred Companies, consistent with past practice and custom.

         "OWNED REAL PROPERTY" has the meaning set forth in Section 2.22(a).

         "PAID BONUS AMOUNT" has the meaning set forth in Section 6.21.

         "PATENTS" means any patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

         "PBGC" has the meaning set forth in Section 2.12(d).

         "PERMIT" means any license, permit, exemption, consent, waiver, authorization, right, certificate of occupancy, franchise, order or approval issued, granted, given or otherwise made available by or under the authority of, or registration with, any Governmental Authority or pursuant to any Law.

         "PERSON" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

         "PLAN" has the meaning set forth in Section 2.12(a).

         "PLY GEM" has the meaning set forth in the recitals.

         "POST-CLOSING TAXES" means Taxes of the Transferred Companies for periods or portions thereof beginning after the Closing Date.

         "PRE-CLOSING COMBINED RETURNS" means Combined Tax Returns for Pre-Closing Periods.

         "PRE-CLOSING PERIODS" has the meaning set forth in Section 6.12(a).

         "PRE-CLOSING TAXES" means Taxes of the Transferred Companies for periods or portions thereof ending on or before the Closing Date.

         "PROCEEDING" means any action, cause of action, suit, claim, complaint, demand, audit, dispute, litigation or legal, administrative or arbitral proceeding or investigation, whether at law, in equity or in arbitration, before any Governmental Authority.

         "PURCHASE PRICE" has the meaning set forth in Section 1.2.

         "REAL PROPERTY" has the meaning set forth in Section 2.22(c).

         "REAL PROPERTY LEASES" has the meaning set forth in Section 2.22(b).

         "RECORDS" has the meaning set forth in Section 6.1.

         "RESIDENTIAL BUILDING PRODUCTS SEGMENT" has the meaning set forth in
Section 6.20(a).

         "RESTRICTED PERIOD" has the meaning set forth in Section 6.19(a)(i).

         "ROUTINE UPDATE" means any revision to the Disclosure Letter provided by the Sellers to the Buyer pursuant to Section 6.10(c) with respect to which, when considered together with all previous supplements or amendments that the Buyer has accepted under Section 6.10(b) and all Routine Updates and Material Updates that have resulted in amendments to the Disclosure Letter, the Sellers would nevertheless be able to provide an accurate certificate as contemplated by
Section 4.3 hereof.

         "SAMPLING" has the meaning set forth in Section 6.23.

         "SEC" has the meaning set forth in Section 6.14(d).

         "SECURITIES ACT" means the Securities Act of 1933, as amended and the regulations issued thereunder.

         "SELLER BASKET EXCLUSIONS" has the meaning set forth in Section 8.3(a).

         "SELLERS" has the meaning set forth in the preamble.

         "SHARES" has the meaning set forth in the recitals.

         "SPECIFIED SELLER REPRESENTATIONS" means the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.24 hereof.

         "STATEMENT" has the meaning set forth in Section 1.4(a).

         "STOCK OPTION ADJUSTMENT AMOUNT" shall mean, with respect to each Class A Stock Option cancelled in connection with the transactions contemplated hereby, the amount represented by the product of (a) the number of shares of common stock of Nortek Holdings, Inc. issuable upon exercise of such Class A Stock Option and (b) the difference between $69.25 and the exercise price per share for such Class A Stock Option.

         "STRADDLE PERIOD" has the meaning set forth in Section 6.12(a).

         "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests or the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "SURVIVAL TERMINATION DATE" means the ninetieth day following the receipt of audited financial statements of Ply Gem for the fiscal year ended December 31, 2004; PROVIDED that in no event shall the Survival Termination Date be later than June 30, 2005.

         "TARGET NET WORKING CAPITAL" has the meaning set forth in Section
1.4(d).

         "TAX RETURNS" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

         "TAX SHARING AGREEMENTS" has the meaning set forth in Section 2.22(d).

         "TAXES" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.6(c).

         "TRADE SECRETS" means any trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (whether or not patentable or subject to copyright, mask work or trade secret protection).

         "TRADEMARKS" means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether or not registered, and all registrations and applications for registration thereof, and all goodwill related thereto.

         "TRANSFERRED COMPANIES" has the meaning set forth in the recitals. For purposes of this Agreement, the CWD Windows and Doors division of Broan-NuTone Canada Inc. prior to the date of this Agreement, shall be deemed to be a Transferred Company.

         "TRANSFERRED COMPANIES' FINANCIALS" means the audited financial statements of the Transferred Companies for the year ended December 31, 2003.

         "TRANSFERRED COMPANY BUSINESS" has the meaning set forth in Section 6.19(a).

         "TRANSFERRED COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.23(a).

         "TRANSFERRED COMPANY MATERIAL CONTRACTS" has the meaning set forth in
Section 2.13(a).

         "TRANSFERRED COMPANY MATERIAL PERMITS" has the meaning set forth in
Section 2.7(b).

         "TRANSFERRED COMPANY PLAN" has the meaning set forth in Section
2.12(a).

         "TRANSFERRED COMPANY PRODUCTS" has the meaning set forth in Section
2.18.

         "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

         "WDS" has the meaning set forth in the preamble.

         "YEAR END ESTIMATES" has the meaning set forth in Section 6.21.

10.      MISCELLANEOUS.

         10.1. NOTICES. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder shall be deemed duly given, as applicable, (a) one business day following the date sent when sent by overnight delivery or (b) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

         If to the Sellers, to:

                  Nortek, Inc.
                  50 Kennedy Plaza
                  Providence, RI  02902
                  Tel.: (401) 751-1600
                  Fax:  (401) 751-4610
                  Attention: Kevin W. Donnelly, Esq.

                  - with a copy to -

                  Ropes & Gray LLP
                  One International Place
                  Boston, Massachusetts  02110-2624
                  Tel.: (617) 951-7000
                  Fax: (617) 951-7050
                  Attention:  John B. Ayer, Esq.

         If to the Buyer, to it at:

                  CI Investment Holdings, Inc.
                  c/o Caxton-Iseman Capital, Inc.
                  667 Madison Avenue
                  New York, New York 10021
                  Tel.: (212) 774-5801
                  Fax: (212) 832-9450
                  Attention: Frederick J. Iseman

                  - with a copy to -

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Tel.: (212) 373-3000
                  Fax: (212) 757-3990
                  Attention: Carl L. Reisner, Esq.

         Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail, or electronic mail); PROVIDED, HOWEVER, that no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         10.2. EXPENSES OF TRANSACTION. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that, in the event the transactions contemplated hereby are not consummated by reason of the failure of any conditions in Section 4 to be satisfied or the termination of this Agreement pursuant to Section 7.1(b)(1) or
(2), the filing fee for any filing under the HSR Act or similar foreign requirement required to be made in connection with this Agreement will be shared one-half (1/2) by the Buyer and one-half (1/2) by the Sellers.

         10.3. ENTIRE AGREEMENT. This Agreement (including the Disclosure Letter and the agreements, certificates and other documents contemplated hereby or required to be delivered hereunder) sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior agreement or understanding (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement.

         10.4. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.5. AMENDMENT; WAIVER. This Agreement may be amended, modified or supplemented by the parties hereto at any time, but only by an instrument in writing executed by each of the Buyer and the Sellers. The terms of this Agreement may be waived by any party hereto at any time, but only by an instrument in writing executed by the party waiving compliance, and no such waiver will be applicable except in the specific instance for which it is given.

         10.6. PARTIES IN INTEREST. Subject to Section 10.7, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any


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nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         10.7. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Sellers and the Buyer. This Agreement and any rights and obligations hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto, except that, from and after the Closing, the Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates, to any successor to all or substantially all of its business or assets or to any bank or other financial institution that may provide financing for the transactions contemplated hereby.

         10.8. GOVERNING LAW. This Agreement, and all claims arising under, related to, or in connection therewith shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         10.9. CONSENT TO JURISDICTION. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of FORUM NON CONVENIENS, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section
10.1 hereof, shall constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

         10.10. WAIVER OF JURY TRIAL. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim,


                                      -60-
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demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this Section 10.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

         10.11. RELIANCE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.9 and 10.10 above constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.9 or 10.10 above would constitute a material breach of this Agreement.

         10.12. SPECIFIC ENFORCEMENT. Each party acknowledges and agrees that the other party would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction (without having to post bond or undertake any similar action) to specifically enforce the terms of this Agreement, in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

         10.13. NO WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

         10.14. INVESTIGATION; NO ADDITIONAL REPRESENTATIONS. Neither the Buyer nor the Sellers has made, or is making, any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. The Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Transferred Companies, and (b) has been furnished with or given adequate access to such information about the Transferred Companies as it has requested.

         10.15. NEGOTIATION OF AGREEMENT. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

         10.16. CONSTRUCTION. The inclusion of any information in the Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Letter, that such information is required to be listed in the Disclosure Letter or that such items are material to the Transferred Companies. The headings, if any, of the individual sections of each of the Disclosure Letter are inserted for convenience only


                                      -61-
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and shall not be deemed to constitute a part thereof or a part of the Agreement.
Disclosure of any fact or item in any Disclosure Letter or supplement to any Disclosure Letter hereto referenced by a particular Section in this Agreement shall not be deemed disclosed with respect to any other Section in this Agreement or the Disclosure Letter unless an explicit cross-reference appears indicating the other Sections in this Agreement or the Disclosure Letter to which such fact or item also relates or unless the relevance of such fact or item to such other Section in this Agreement or the Disclosure Letter is reasonably apparent on the face of such fact or item, whether or not such Section (or any portion thereof) of this Agreement contemplates that items with respect to such Section are set forth in the Disclosure Letter. 10.17. HEADINGS. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

         10.18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

         10.19. USAGE. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in this Agreement in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.


The Buyer:                          CI INVESTMENT HOLDINGS, INC.


                                    By: /s/ Frederick J. Iseman
                                        ---------------------------------------
                                        Name: Frederick J. Iseman
                                        Title: President


The Sellers:                        NORTEK, INC.


                                    By: /s/ Richard L. Bready
                                        ---------------------------------------
                                        Name: Richard L. Bready
                                        Title: Chairman, President & CEO


                                    WDS LLC


                                    By: /s/ Richard L. Bready
                                        ---------------------------------------
                                        Name: Richard L. Bready
                                        Title: President


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